Exhibit 10.20

Execution Counterpart

LEASE

BRANDYWINE ACQUISITION PARTNERS LP,

a Delaware limited partnership

Landlord

and

SOLARWINDS.NET, INC.

an Oklahoma corporation

Tenant

for Suite 100

Building Two

The Park on Barton Creek

3711 South Mo-Pac Expressway

Austin, Texas 78746

TABLE OF CONTENTS

1.	SUMMARY OF DEFINED TERMS	1

2.	PREMISES	3

3.	TERM	3

4.	CONDITION OF PREMISES AND LEASEHOLD IMPROVEMENTS	4

5.	FIXED RENT; SECURITY DEPOSIT	5

6.	ADDITIONAL RENT	8

7.	UTILITIES	14

8.	SIGNS; USE OF PREMISES AND COMMON AREAS	15

9.	ENVIRONMENTAL MATTERS	17

10.	TENANT’S ALTERATIONS	19

11.	CONSTRUCTION LIENS	20

12.	ASSIGNMENT AND SUBLETTING	21

13.	LANDLORD’S RIGHT OF ENTRY	25

14.	REPAIRS AND MAINTENANCE	25

15.	INSURANCE; SUBROGATION RIGHTS	26

16.	WAIVER AND INDEMNIFICATION	28

17.	QUIET ENJOYMENT	29

18.	FIRE DAMAGE	29

19.	SUBORDINATION; RIGHTS OF MORTGAGEE	30

20.	CONDEMNATION	31

21.	ESTOPPEL CERTIFICATE	32

22.	DEFAULT	32

23.	LANDLORD’S LIEN	38

24.	LANDLORD’S DEFAULT	39

25.	SURRENDER	39

26.	RULES AND REGULATIONS	40

27.	GOVERNMENTAL REGULATIONS	40

28.	NOTICES	41

29.	BROKERS	41

30.	CHANGE OF BUILDING/PROJECT NAME	42

31.	LANDLORD’S LIABILITY	42

i

32.	AUTHORITY	42

33.	NO OFFER	42

34.	RENEWAL	43

35.	INTENTIONALLY DELETED	44

36.	INTENTIONALLY DELETED	44

37.	INTENTIONALLY DELETED	44

38.	TENANT FINANCIAL INFORMATION	44

39.	MISCELLANEOUS PROVISIONS	44

40.	WAIVER OF TRIAL BY JURY	47

41.	CONSENT TO JURISDICTION	47

42.	OFAC	47

43.	TENANT’S EXPENSE PAYMENTS	48

44.	TAX PROTEST; WAIVER OF DTPA	48

45.	NO MERGER	49

46.	NO IMPLIED WARRANTIES	49

EXHIBITS

EXHIBIT “A”	-	SPACE PLAN OF PREMISES
EXHIBIT “B”	-	COMMENCEMENT NOTICE
EXHIBIT “C”	-	RULES AND REGULATIONS
EXHIBIT “D”	-	LEASEHOLD IMPROVEMENTS
EXHIBIT “D-1”	-	BASE BUILDING CONDITION
EXHIBIT “E”	-	FORM OF LETTER OF CREDIT
EXHIBIT “F”	-	RIGHT OF FIRST REFUSAL
EXHIBIT “G”	-	SIGNAGE

ii

LEASE

THIS LEASE (“Lease”) entered into as of the 6th day of February, 2008, between BRANDYWINE ACQUISITION PARTNERS LP, a Delaware limited partnership (“Landlord”), and SOLARWINDS.NET, INC., an Oklahoma corporation with its principal place of business at 3711 South Mo-Pac Expressway, Building Two, Suite 100, Austin, Texas 78746 (“Tenant”).

WITNESSETH

In consideration of the mutual covenants herein set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:

1. SUMMARY OF DEFINED TERMS.

The following defined terms, as used in this Lease, shall have the meanings and shall be construed as set forth below:

(a) “Building”: The five (5) story office building, commonly known as Building Two and having the street address of 3711 South Mo-Pac Expressway, Austin, Texas 78746.

(b) “Project”: The two building office complex commonly known as the Park on Barton Creek, consisting of the Building, together with that additional five (5) story office building, commonly known as Building One and also having the street address of 3711 South Mo-Pac Expressway, Austin, Texas 78746 (the “Additional Building”) and the land upon which the Building, the Additional Building and the other related improvements are located.

(c) “Premises”: A portion of Suite 100 and Suites 300, 400 and 500 comprising of a portion of the first (1st) floor designated as Suite 100 and the third (3rd), fourth (4th) and fifth (5th) floors of the Building, which the parties stipulate and agree consist of approximately 21,078 square feet of Rentable Area on each of floors three (3), four (4) and five (5) plus 2,203 square feet of Rentable Area on the first floor of the Building, and aggregating approximately 65,437 square feet of Rentable Area as shown on the space plan attached hereto as Exhibit “A” and made a part hereof. The ultimate square footage of the Premises shall be determined applying the 1996 BOMA standard as reasonably applied by Landlord.

(d) “Term”: The period commencing on the Commencement Date and ending on the last day of the ninety-sixth (96th) full calendar month after the Commencement Date.

(e) “Fixed Rent”: $20.50 per square foot of Rentable Area contained within the Premises, which annual Fixed Rent shall increase by Fifty Cents ($0.50) per square foot of Rentable Area contained within the Premises on each successive anniversary following the Commencement Date during the balance of the Term; provided, however, that with respect to the first twelve (12) full calendar months after the Commencement Date, Tenant shall only pay Fixed Rent for Tenant’s Allocated Share of Rentable Area and not for the entire Premises.

(f) “Rental Payment Address”: P.O. Box 951032, Dallas, Texas 75395-1032.

(g) “Security Deposit”: $1,500,000 subject to reduction as provided in Section 5 of the Lease.

(h) “Estimated Occupancy Date”: June 1, 2008.

(i) “Tenant’s Allocated Share”: Tenant’s proportionate share of the Rentable Area of the Building which is equal to 41.60% on the Commencement Date (based on that portion of the Premises consisting of the 2,203 square feet of Rentable Area on the first floor and the entire Rentable Area of the fourth (4th) and fifth (5th) floors of the Building), which shall increase by the addition of 4.94% on the first day of each of the fourth (4th), seventh (7th) and tenth (10th) full calendar months of the Term (based on Tenant’s deemed occupancy of additional 5,268 square foot increments of Rentable Area on such dates) and by the addition of 4.95% on the first day of the thirteenth (13th) full calendar month of the Term (based on Tenant’s deemed occupancy of an additional 5,274 square foot increment of Rentable Area on such date); on the first day of the thirteenth (13th) full calendar month of the Term, Tenant’s Allocated Share shall be 61.37%. Notwithstanding the foregoing, Tenant’s Allocated Share during the first twelve (12) months after the Commencement Date shall also be increased, from time to time, by and to the extent of any Rentable Area within the Premises that Tenant commences to use during said time period.

(j)	“Rentable Area”:	Premises:	65,437 square feet
		Building:	106,628 square feet

(k) “Permitted Uses”: Tenant’s use of the Premises shall be limited to general office use, including software labs and development and storage incidental thereto. Tenant’s rights to use the Premises shall be subject to all applicable laws and governmental rules and regulations and to all reasonable requirements of the insurers of the Building.

(l) “Broker”: Commercial Texas, LLC

(m) “Notice Address/Contact”:

Tenant:	SolarWinds.net, Inc.
The Park on Barton Creek
3771 South Mo-Pac Expressway
Building Two
Suite 100
Austin, Texas 78746
Attn: General Counsel
Fax No: (512) 597-0882
E-Mail: bryan.sims@solarwinds.com

with a copy to:	Wilson Sonsini Goodrich & Rosati

650 Page Mill Road
Palo Alto, CA 94304
Attn: Marc Gottschalk
Fax No. (650) 493-6811
Email: mgottschalk@wsgr.com

Landlord:	Brandywine Acquisition Partners, LP

2711 North Haskell, Suite 2150, LB 13
Dallas, Texas 75204
Attention: Managing Director – Southwest Region

with a copy to:	Brandywine Acquisition Partners LP

c/o Brandywine Operating Partnership LP
555 East Lancaster Avenue, Suite 100
Radnor, Pennsylvania 19087
Attention: Chief Executive Officer

(n) “Tenant’s North American Industry Classification Number”: 5112

(o) “Additional Rent”: All sums of money or charges required to be paid by Tenant under this Lease other than Fixed Rent, whether or not such sums or charges are designated as “Additional Rent”.

(p) “Rent”: All Fixed Rent and Additional Rent payable by Tenant to Landlord under this Lease.

2. PREMISES.

Landlord does hereby lease, demise and let unto Tenant and Tenant does hereby hire and lease from Landlord the Premises for the Term, upon the provisions, conditions and limitations set forth herein.

3. TERM.

(a) The Term of this Lease and Tenant’s obligation for the payment of Rent shall commence (the “Commencement Date”) on the date which is the earlier of (a) the date Tenant, or anyone claiming by, through or under Tenant, occupies any portion of the Premises for the purpose of the conduct of Tenant’s (or such other person’s) business therein, or (b) Substantial Completion (as defined in Exhibit “D” attached hereto) has occurred or would have occurred, but for Tenant Delays (as defined in Exhibit “D” attached hereto). By written “Commencement Notice” (herein so called) substantially in the form of Exhibit “B” attached hereto, Landlord shall notify Tenant of the Commencement Date, the status of Landlord’s Work and all other matters stated therein. The Commencement Notice shall be conclusive and binding on Tenant as to all matters set forth therein unless within ten (10) days following delivery of such Commencement Notice, Tenant contests any of the matters contained therein by notifying Landlord in writing of Tenant’s objections. The foregoing notwithstanding, Landlord’s failure to deliver any Commencement Notice to Tenant shall not affect the determination of the Commencement Date under the provisions of this Lease.

(b) Upon notification by Landlord, Landlord and Tenant shall schedule a pre-occupancy inspection of the Premises at which time a punchlist of outstanding items, if any, shall be completed. Within a reasonable time thereafter, Landlord shall complete or cause to be completed the punchlist items.

(c) Landlord anticipates that the Commencement Date will occur by June 1, 2008. In the event the Commencement Date has not occurred by June 15, 2008, which date shall be extended day for day for the number of days of Tenant Delay as defined in Exhibit “D” attached hereto plus the number of days of delay attributable to a force majeure event, as described in Section 39(q) below, minus the number of days caused by any Landlord Delay as defined in Exhibit “D” (the “First Delayed Commencement Date Deadline”), then Tenant shall receive a one day credit of Rent for each day following the First Delayed Commencement Date Deadline until the earlier to occur of (i) the Commencement Date or (ii) the Second Delayed Commencement Date Deadline (hereafter defined), which credit shall be applied to Fixed Rent first occurring after the Commencement Date. In the event the Commencement Date has not occurred by December 15, 2008, which date shall be extended day for day for the number of days of Tenant Delay plus the number of days of delay attributable to a force majeure event, minus the number of days caused by any Landlord Delay (the “Second Delayed Commencement Date Deadline”), then Tenant shall receive a two day credit of Rent for each day following the Second Delayed Commencement Date Deadline until the Commencement Date occurs, which credit shall be applied to Fixed Rent first occurring after the Commencement Date. In the event the Commencement Date has not occurred by March 15, 2009 (“Outside Completion Date”) which date shall be extended day for day for the number of days of such Tenant Delay (with no extension for delays attributable to a force majeure event) minus the number of days caused by any Landlord Delay, then Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease by written notice delivered to Landlord no later than ten (10) days following the Outside Completion Date. In the event Tenant terminates this Lease under this Section 3(c), all deposits, advance payments of rent and other charges, costs and expenses paid by Tenant to Landlord shall be returned to Tenant within seven (7) business days following Landlord’s receipt of Tenant’s termination notice hereunder.

4. CONDITION OF PREMISES AND LEASEHOLD IMPROVEMENTS.

Except as otherwise provided in this Lease, and subject to Landlord’s maintenance and repair obligations set forth in this Lease and Landlord’s Work set forth in Exhibit “D” to this Lease, Tenant accepts the Premises in “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition as of the date of delivery of possession to Tenant, without any warranty or representation, express or implied, by or on behalf of Landlord as to the condition or usability thereof, and without any obligation on the part of Landlord to make, have made, pay for, or contribute to the payment for any demolition, alteration, addition, repair, replacement or improvement in or to the Premises, including, without limitation, to perform any Landlord work to make the Premises ready for occupancy or to provide any free rent allowance, painting allowance, rent holiday, free rent, build-out allowance, contribution or other inducement therefor. In addition, Landlord shall have no obligation to provide Tenant with any leasehold improvement allowance or other allowance except as expressly set forth in Exhibit “D” to this Lease. Notwithstanding anything to the contrary contained in this Lease, Landlord covenants that as of the date of Substantial Completion, the electrical, mechanical, HVAC, plumbing, elevator and other systems serving the Premises will be in good condition and repair.

5. FIXED RENT; SECURITY DEPOSIT.

(a) Tenant shall pay to Landlord without notice or demand, and without set-off, the annual Fixed Rent as set forth in Article 1, in monthly installments in advance on the first day of each calendar month during the Term by check sent to Landlord at P.O. Box 951032, Dallas, Texas 75395-1032. Notwithstanding the immediately preceding sentence, the first full month’s installment of Fixed Rent shall be delivered by check to Landlord upon the execution of this Lease by Tenant and the Security Deposit in the form of a Letter of Credit shall be delivered to Landlord by no later than 5:00 p.m. central time on the seventh day following the execution and delivery of this Lease. Commencing on the Commencement Date, each full monthly installment of Fixed Rent shall be equal to one twelfth of the product of 44,359 rentable square feet and $20.50 per rentable square foot, or $75,779.96. On the first day of each of the fourth (4th) seventh (7th) and tenth (10th) full calendar months of the Term, 5,268 square feet of Rentable Area shall be added to the Rentable Area of the Premises for purposes of calculating the Fixed Rent and Tenant’s Allocated Share of Operating Expenses and Taxes thereafter due. On the first day of the thirteenth (13th) full calendar month of the Term, 5,274 square feet of Rentable Area shall be added to the Rentable Area of the Premises for purposes of calculating the Fixed Rent and Tenant’s Allowed Share of Operating Expenses and Taxes thereafter due. Additionally, at any time that Tenant commences to use any portion of the Premises that has not previously been added to the Rentable Area of the Premises for purposes of calculating the Fixed Rent and Tenant’s Allocated Share of Operating Expenses and Taxes thereafter due, such additional Rentable Area shall be added to the existing space that Tenant has already occupied or is deemed to have occupied, and Tenant shall pay Fixed Rent, and Tenant’s Allocable Share of Operating Expenses and Taxes for the aggregate of all such deemed and actually occupied Rentable Area. All payments must include the following information: Building number and Lease number; provided, however, that failure to include such information shall not constitute an Event of Default hereunder. The Lease number will be provided to Tenant in the Commencement Notice.

Nothing herein contained shall be deemed to diminish or relieve Tenant of its obligation to pay (commencing on the Commencement Date) in accordance with the terms of this Lease all sums owed by Tenant to Landlord under this Lease other than Fixed Rent. Notwithstanding anything to the contrary contained in this Article 5 or in the balance of this Lease, commencing on the Commencement Date, Tenant shall pay for utilities based on Tenant’s Allocated Share being deemed to be 61.37%.

(b) If any Fixed Rent or Additional Rent, charge, fee or other amount due from Tenant under the terms of this Lease are not paid to Landlord within five (5) days following the date when due, Tenant shall also pay as Additional Rent a service and handling charge equal to five percent (5%) of the total payment then due. Interest shall accrue on such past due amount at the Default Rate (as hereinafter defined) from and after the original due date for such amount until paid. The late charge shall accrue and be payable on the day immediately following the fifth (5th) day following the date when the payment was due. This provision shall not prevent Landlord from exercising any other remedy herein provided or otherwise available at law or in equity in the event of any Event of Default by Tenant.

(c) (i) Tenant shall be required to post as security for the prompt, full and faithful performance by Tenant of each and every provision of this Lease and of all obligations of Tenant hereunder, an unconditional and irrevocable stand-by Letter of Credit in the amount of $1,500,000, which shall automatically renew each year without any action on the part of Landlord and shall remain “evergreen” throughout the Term, shall be assignable without bank consent or fee and which shall be in substantially the form of Exhibit “E” attached hereto and made a part hereof (“Letter of Credit”). If Landlord assigns or transfers the Letter of Credit, Landlord shall pay any costs associated with said transfer. The Letter of Credit shall be maintained by Tenant, at Tenant’s sole cost and expense, name the Landlord as the beneficiary, and be issued by a financial institution reasonably acceptable to Landlord including, without limitation, Morgan Stanley.

If Tenant fails to perform any of its obligations hereunder and such default remains uncured for five (5) days after notice from Landlord in the case of any nonpayment of rent or other sum hereunder or fifteen (15) days in the case of any non-monetary breach (or such longer period of time as is reasonably necessary to cure such default, provided Tenant has commenced such cure within such fifteen (15) day period and is diligently prosecuting same to completion), then Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of (i) any rent or other sums of money which Tenant may not have paid when due, (ii) any sum expended by Landlord on Tenant’s behalf in accordance with the provisions of this Lease, and/or (iii) any sum which Landlord may expend or be required to expend by reason of such default, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in this Lease. The use, application or retention of the Security Deposit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law (it being intended that Landlord shall not first be required to proceed against the Security Deposit) and shall not operate as either liquidated damages or as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord for the purposes set forth above, Tenant shall, within ten (10) business days after the written demand therefor is made by Landlord, deposit cash with the Landlord in an amount sufficient, when added to the existing balance of the Letter of Credit, to restore the Security Deposit to its original amount.

In addition to the foregoing, if Tenant defaults more than once in its performance of a monetary obligation, such monetary defaults aggregate in excess of two (2) months of Fixed Rent payable under this Lease, and such monetary defaults remain uncured for more than five (5) days after notice from Landlord, Landlord may require Tenant to increase the Security Deposit to the greater of twice the (i) Fixed Rent paid monthly, or (ii) the initial amount of the Security Deposit.

(ii) If the shares of stock or other ownership interests in Tenant remain privately held (i.e. are not traded on a public stock exchange), then if no Event of Default has occurred prior to the applicable reduction date set forth in this Section (c)(ii) and Tenant has complied with the provisions of this Section, the amount of the Letter of Credit shall be reduced to (i) $1,058,333 on the third (3rd) anniversary of the Commencement Date: (ii) $616,666 on the fourth (4th) anniversary of the Commencement Date and (iii) $175,000 on the fifth (5th) anniversary of the Commencement Date for the remainder of the Term.

(iii) If the shares of stock or other ownership interests in Tenant become traded on a public stock exchange as a result of an initial public offering, then if no Event of Default has occurred prior to the reduction date set forth in this Section (c)(iii), the amount of the Letter of Credit shall be reduced to $175,000 on the first (1st) anniversary of the initial public offering provided that as of such date Tenant has a Total Net Worth greater than $75,000,000 and a Liquid Net Worth greater than $25,000,000. As used herein, the following terms shall have the following meanings:

“Total Net Worth” shall mean the sum remaining after subtracting the remainder of Tenant’s Total Liabilities less Deferred Revenue from the remainder of Tenant’s Total Assets less Goodwill, or expressed mathematically as follows:

Total Net Worth = (Total Assets – Goodwill) – (Total Liabilities – Deferred Revenue)

“Liquid Net Worth” shall mean the sum remaining after subtracting the remainder of Tenant’s Current Liabilities less Deferred Revenue from Tenant’s Current Assets, or expressed mathematically as follows:

Liquid Net Worth = Current Assets – (Current Liabilities – Deferred Revenue)

“Current Liabilities”, “Deferred Revenue”, “Total Assets” and “Total Liabilities” shall have the meanings commonly assigned to such terms under Generally Accepted Accounting Principles.

(iv) If during the Term, Tenant receives a credit rating by Standard & Poors of “BBB-” or higher, then if no Event of Default has occurred, the amount of the Letter of Credit shall be reduced to $175,000.

After each applicable reduction date, Tenant shall deliver to Landlord a proposed amendment to the Letter of Credit reducing the amount of the Letter of Credit to the applicable reduction amount set forth above. Landlord shall, within ten (10) business days after delivery of the proposed amendment, either (a) provide Landlord’s reasonable objections to the proposed amendment or (b) execute and deliver to Tenant Landlord’s approval of the proposed amendment. Tenant shall deliver the original amendment to the Letter of Credit to Landlord within ten (10) business days after Tenant receives Landlord’s approval of the amendment. The Letter of Credit shall not be deemed to be amended until Landlord executes the acceptance of the amendment to the Letter of Credit which Landlord shall do within five (5) business days following Tenant’s delivery of the approved amendment.

Subject to the requirements of, and the conditions imposed by, laws applicable to security deposits under commercial leases, in the event that Tenant surrenders the Premises to Landlord at the end of the Term in the condition required under this Lease, the Security Deposit, or any balance thereof, less an amount estimated by Landlord and itemized in writing to cover any Additional Rent and less any amount retained by Landlord under the terms of this Lease as a result of any breach or Event of Default by Tenant, will be returned to Tenant within thirty (30) days following the Term.

In the event of a transfer of the Project or the Building, Landlord may transfer the Security Deposit to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit. Upon the assumption of such Security Deposit by the transferee, Tenant shall look solely to the new landlord for the return of said Security Deposit, and the provisions hereof apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. The Security Deposit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without Landlord’s prior written consent.

6. ADDITIONAL RENT.

(a) Commencing on the Commencement Date, and in each calendar year thereafter during the Term (as same may be extended), Tenant shall pay to Landlord Tenant’s Allocated Share of the following charges (“Operating Expenses”), without deduction or set off.

(i) Operating Expenses. All costs and expenses related to the Project incurred by Landlord, including, but not limited to:

(A) All costs and expenses related to the operation of the Building and Project, including, but not limited to, lighting, cleaning the Building exterior and common areas of the Building interior, trash removal and recycling, repairs and maintenance of the roof and storm water management system, policing and regulating traffic to and from the Project, fire suppression and alarm systems, concierge services for the Project, utilities, removing snow, ice and debris and maintaining all landscape areas, (including replacing and replanting flowers, shrubbery and trees), maintaining and repairing all other exterior improvements on the Project, all repairs and compliance costs necessitated by laws enacted or which become effective after the date hereof (including, without limitation, any additional regulations or requirements enacted after the date hereof regarding the ADA (as hereinafter defined) (as such applies to the Project or common areas but not to any individual tenant’s space), if applicable) required of Landlord under applicable laws and rules and regulations.

(B) Management fee of 3% of the gross receipts from the Building.

(C) Amortization of the cost of improvements or equipment which are capital in nature and which (i) are for the purpose of reducing Operating Expenses for the Project, up to the amount saved as a result of the installation thereof, as reasonably estimated by Landlord, or (ii) enhance the Project for the general benefit of tenants or occupants thereof as opposed to being for a single tenant), or (iii) are required by any governmental authority or under any Law of general application (as opposed to relating to Tenant’s particular use of the Premises), or (iv) replace any Building equipment needed to operate the Project at the same quality levels as prior to the replacement. All such costs, including interest thereon, shall be amortized on a straight–line basis over the useful life of the capital investment items, as reasonably determined in accordance with Generally Accepted Accounting Principles.

(D) All insurance premiums paid or payable by Landlord for insurance with respect to the Project as follows: (a) fire and extended coverage insurance (including demolition and debris removal); (b) Landlord’s rental loss or abatement (but not including business interruption coverage on behalf of Tenant), from damage or destruction from environmental hazards, fire or other casualty excluding flood and earthquake; and (c) Landlord’s commercial general liability insurance (including bodily injury and property damage) and boiler insurance; and (d) such other insurance as Landlord or any reputable mortgage lending institution holding a mortgage on the Premises may reasonably require. If the coverage period of any of such insurance obtained by Landlord commences before or extends beyond the Term, the premium therefore shall be prorated to the Term. If any such insurance is provided by blanket coverage, the part of the premium allocated to the Project shall be equitably determined by Landlord but shall not exceed the amount of premium due if insurance was provided by a policy only insuring the Project. Should Tenant’s occupancy or use of the Premises at any time change and thereby cause an increase in such insurance premiums on the Premises, Building and/or Project, Tenant shall pay to Landlord the entire amount of such reasonably documented increase.

(E) Reasonable costs and fees incurred in implementing and operating any transportation management program, ride sharing or similar program or otherwise incurred in connection with any mass transit, energy conservation, transportation or similar program if required by law or in connection with the contemplated traffic assistance described in Section 8(g) below.

(F) Property management office rent or rental value at market rate for office space not exceeding 2,500 square feet.

(G) Wages, salaries, and fees (including all reasonable education, travel and professional fees) of only the following personnel or entities (exclusive of Landlord’s corporate executive personnel) – those engaged in the operation, repair, maintenance, or security of the Project, including taxes, insurance, and benefits relating thereto and the costs of all supplies and materials (including work clothes and uniforms) used in the operation, repair, maintenance and security of the Project as reasonably prorated by Landlord based on the amount of time such personnel is working on the Project versus other duties of such personnel.

Tenant acknowledges that for purposes of determining Tenant’s Allocated Share of Operating Expenses, the Operating Expenses attributable to the Project such as, but not limited to, maintenance of Project driveways and other joint common areas, shared utilities, and landscaping, shall be distinguished from the Operating Expenses directly attributable to the Building and shall be equitably allocated to the Building and to the Additional Building. Tenant further acknowledges that Landlord may elect to establish a property owners association or record a declaration or other instrument to provide for the ongoing maintenance and operation of the Project in which case the costs and expenses of such association or declaration shall be equitably allocated by Landlord to the Building and the Additional Building prior to calculating Tenant’s Allocated Share thereof.

Notwithstanding the foregoing, the term “Operating Expenses” shall not include any of the following:

(A) Repairs or other work occasioned by fire, windstorm or other insured casualty or by the exercise of the right of eminent domain;

(B) Leasing commissions, accountants’, consultants’, auditors or attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with other tenants or prospective tenants or other occupants, or associated with the enforcement of any other leases or the defense of Landlord’s title to or interest in the real property or any part thereof;

(C) Costs incurred by Landlord in connection with construction of the Building and related facilities, the correction of latent defects in construction of the Building;

(D) Costs (including permit, licenses and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating the Building or space for other tenants or other occupants or vacant space;

(E) Depreciation, amortization and expense reserves;

(F) Costs incurred due to a breach by Landlord or any other tenant of the terms and conditions of any lease;

(G) Overhead and profit increment paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies, utilities or other materials, to the extent that the costs of such services, supplies, utilities or materials exceed the reasonable costs that would have been paid had the services, supplies or materials been provided by unaffiliated parties on a reasonable basis without taking into effect volume discounts or rebates offered to Landlord as a portfolio purchaser;

(H) Interest on debt or amortization payments on any mortgage or deeds of trust or any other borrowings and any ground rent;

(I) Ground rents or rentals payable by Landlord pursuant to any over-lease;

(J) Any costs and expenses associated with any retail or commercial concessions located at the Project;

(K) Costs incurred in managing or operating any “pay for” parking facilities within the Project;

(L) Expenses resulting from the gross negligence or willful misconduct of Landlord;

(M) Any fines or fees for Landlord’s failure to comply with governmental, quasi-governmental, or regulatory agencies’ rules and regulations;

(N) Legal, accounting and other expenses related to Landlord’s financing, re-financing, mortgaging or selling the Building or the Project;

(O) Costs and expenses for advertising, sculpture, decorations, painting or other objects of art;

(P) Costs and expenses associated with any dining or entertainment in excess of amounts typically spent for such items in office buildings of comparable quality in the competitive area of the Building;

(Q) Cost of any political, charitable or civic contribution or donation; and

(R) Costs that are capital in nature or which otherwise can be amortized in accordance with Generally Accepted Accounting Principles except as provided in subsection 6(a)(i)(D) hereof;

(S) Costs arising from the disproportionate use of any utility or service supplied by Landlord to any other occupant of the Project, or associated with utilities and services of a type not provided to Tenant;

(T) Insurance deductibles in excess of $100,000 per incident;

(U) Costs incurred to investigate the presence of any hazardous substances, costs to respond to any claim of hazardous substance contamination or damage, costs to remove any hazardous substance from the Project and any judgments or other costs incurred in connection with any hazardous substance exposure or release, except to the extent caused by the storage, use or disposal of the hazardous substance in question by Tenant or its agents, representatives, invitees, employees or contractors;

(V) Costs to bring the Project into compliance with Laws where such failure to so comply existed on the Commencement Date of the Lease unless such non-compliance resulted from a change in governmental interpretation of such Law following the Commencement Date.

(ii) Taxes. Taxes shall be defined as all taxes, assessments and other governmental charges (“Taxes”), including special assessments for public improvements or traffic districts which are levied or assessed against the Project during the Term or, if levied or assessed prior to the Term, which properly are allocable to the Term, and real estate tax appeal expenditures incurred by Landlord to the extent of any reduction resulting thereby. “Taxes” shall not include the following: (A) any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax or capital levy that is or may be imposed upon Landlord or

(B) any transfer tax or recording charge resulting from a transfer of the Building or the Project; provided, however, that if at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes now levied, assessed or imposed on real estate as such there shall be levied, assessed or imposed (i) a tax on the rents received from such real estate, or (ii) a license fee measured by the rents receivable by Landlord from the Premises or any portion thereof, or (iii) a tax or license fee imposed upon the Premises or any portion thereof, or (iv) any tax imposed on Landlord based on revenues or income from the Premises, or (v) any other tax in lieu of or as a substitute for the whole or any part of the Taxes now levied, then the same shall be included in the computation of Taxes hereunder. Tenant acknowledges that for purposes of determining Tenant’s Allocated Share of Taxes, the Project is currently taxed as one tax parcel and the Taxes thereon shall be equitably allocated between the Building and the Additional Building prior to calculating Tenant’s Allocated Share thereof. Landlord agrees and acknowledges that in the event an assessment payable by Tenant hereunder may be paid in installments without additional expense to Landlord, Tenant shall only pay that amount on an annual basis that would be owed by Tenant if Landlord were to pay such assessment in installments over the longest permitted term. Tenant further acknowledges that Landlord may elect to replat the Project to provide for a separate assessment of the Building and its corresponding land area and other improvements (provided that such election shall not be made for the sole purpose of increasing Tenant’s liability for Taxes hereunder); and if Landlord elects (in its sole discretion) so to do, then Tenant’s Allocated Share of Taxes shall be calculated based on the tax bills for the separate tax parcels attributable to the Building and corresponding Land and improvements.

(b) Tenant shall pay, in monthly installments in advance, on account of Tenant’s Allocated Share of Operating Expenses and Taxes, the estimated amount of such Operating Expenses and Taxes for such year as determined by Landlord in its reasonable discretion and as set forth in a notice to Tenant, such notice to include the basis for such calculation. On or before the Commencement Date and on or before the first day of January of each calendar year during the Term thereafter (each, a “Lease Year”), or part thereof, Landlord shall send to Tenant a statement of projected increases in Operating Expenses and Taxes and shall indicate what Tenant’s Allocated Share of Operating Expenses and Taxes shall be. Said amount shall be paid in equal monthly installments in advance by Tenant as Additional Rent commencing January 1 of the applicable Lease Year.

Tenant shall have the right, at its sole cost and expense, to notify Landlord within ninety (90) days from receipt of Landlord’s statement of Operating Expenses of its election to audit or have its appointed accountant audit Landlord’s records related to Operating Expenses and Taxes provided that (i) any such audit may not occur more frequently than once each calendar year, (ii) any such audit may not apply to any year prior to the year of the statement being reviewed, and (iii) Tenant completes such audit within one hundred eighty (180) days from receipt of Landlord’s statement of Operating Expenses. If Tenant’s audit discloses any discrepancy, Landlord and Tenant shall use their best efforts to resolve the dispute and make an appropriate adjustment, failing which, they shall submit any such dispute to arbitration pursuant to the rules and under the jurisdiction of the American Arbitration Association in Austin, Texas. The decision rendered in such arbitration shall be final, binding and non-appealable. The expenses of arbitration, other than individual legal and accounting expenses which shall be the respective parties’ responsibility, shall be paid by the non-prevailing party in such arbitration. In the event, by agreement or as a result of an arbitration decision, it is determined that the Operating Expenses and Taxes claimed by the Landlord exceeded actuals by more than five percent (5%), the actual, reasonable hourly costs to Tenant of Tenant’s audit (including legal and accounting costs) as well as any overpayment of Operating Expenses and/or Taxes by Tenant shall be reimbursed by Landlord. Tenant shall not use a contingent fee auditor.

(c) If during the course of any Lease Year, Landlord shall have reason to believe that the Operating Expenses shall be different than that upon which the aforesaid projections were originally based, then Landlord, one time in any calendar year, shall be entitled to adjust the amount by reallocating the remaining payments for such year, for the months of the Lease Year which remain for the revised projections, and to advise Tenant of an adjustment in future monthly amounts to the end result that the Operating Expenses shall be collected on a reasonably current basis each Lease Year.

(d) In calculating the Operating Expenses as hereinbefore described, if for thirty (30) or more days during the preceding Lease Year less than ninety-five percent (95%) of the Rentable Area of the Building shall have been occupied by tenants, then the Operating Expenses attributable to the Project shall be deemed for such Lease Year to be amounts equal to the Operating Expenses which would normally be expected to be incurred had such occupancy of the Building been at least ninety-five percent (95%) throughout such year, as reasonably determined by Landlord (i.e., taking into account that certain expenses depend on occupancy (e.g., janitorial) and certain expenses do not (e.g., landscaping)). The Landlord agrees that the gross-up of expenses shall be limited to variable expenses and the following items of expenses shall not be adjusted in the “gross-up” calculation: (1) property taxes, (2) amortized capital improvement costs, (3) landscaping expenses, (4) building security costs, and (5) any other fixed-cost items that are not subject to fluctuation based on occupancy. Furthermore, if Landlord shall not furnish any item or items of Operating Expenses to any portions of the Building because such portions are not occupied or because such item is not required by the tenant of such portion of the Building, for the purposes of computing Operating Expenses, an equitable adjustment shall be made so that the item of Operating Expense in question shall be shared only by tenants actually receiving the benefits thereof. The gross-up of Operating Expenses under this section shall be performed using a methodology no less favorable than the methodology specified by the Building Owners and Managers Association. In no event shall Landlord collect more reimbursements in Operating Expenses and/or Taxes from Project tenants than Operating Expenses and/or Taxes actually incurred by Landlord.

(e) By April 30th of each Lease Year or as soon thereafter as administratively available, Landlord shall send to Tenant a statement of actual expenses incurred for Operating Expenses for the prior Lease Year showing the Allocated Share due from Tenant. Landlord shall use its reasonable efforts to provide Tenant with the aforesaid statements on or before April 30 of each Lease Year; provided, however, if Landlord is unable to provide such statements by April 30, Landlord shall not have been deemed to waive its right to collect any such amounts as Additional Rent. If the amount prepaid by Tenant exceeds the amount that was actually due then Landlord shall issue a credit to Tenant in an amount equal to the over charge, which credit Tenant may apply to future payments on account of Operating Expenses until Tenant has been fully credited with the over charge. If the credit due to Tenant is more than the aggregate total of future rental payments, Landlord shall pay to Tenant the difference between the credit and such aggregate total. If Landlord has undercharged Tenant, then Landlord shall send Tenant an invoice with the additional amount due, which amount shall be paid in full by Tenant within twenty (20) days of receipt.

(f) Each of the Operating Expenses and Tax amounts, whether requiring lump sum payment or constituting projected monthly amounts added to the Fixed Rent, shall for all purposes be treated and considered as Additional Rent and Tenant’s failure to pay the same as and when due in advance and without demand shall have the same effect as failure to pay any installment of the Fixed Rent and shall afford Landlord all the remedies in this Lease therefor as well as at law or in equity. If this Lease terminates other than at the end of a calendar year, Landlord’s annual estimate of Operating Expenses shall be accepted by the parties as the actual Operating Expenses for the year this Lease ends until Landlord provides Tenant with actual statements in accordance with subsection 6(e) above.

(g) If during the Term any change occurs in either the number of square feet of the Rentable Area of the Premises or of the Rentable Area of the Building, Tenant’s Allocated Share of Operating Expenses and Tenant’s Allocated Share of Electrical Costs shall be adjusted, effective as of the date of any such change, provided that Landlord shall not be permitted to make such adjustments solely for the purpose of increasing Tenant’s obligations hereunder. Landlord shall promptly notify Tenant in writing of such change and the reason therefor. Any changes made pursuant to this subsection 6(h) shall not alter the computation of Operating Expenses or Electrical Costs as provided in this Article 6 and Article 7, respectively, but, on and after the date of any such change, Tenant’s payment of Tenant’s Allocated Share of Operating Expenses pursuant to this Article 6 and Tenant’s payment of Tenant’s Allocated Share of Electrical Costs pursuant to Article 7 shall be computed upon Tenant’s Allocated Share thereof, as adjusted.

7. UTILITIES.

As long as Tenant is not in default under any covenants of this Lease, Landlord, during the hours of 8:00 A.M. to 7:00 P.M. on weekdays and on Saturdays from 8:00 A.M. to 1:00 P.M. (“Working Hours”), excluding legal holidays, shall furnish the Premises with heat and air-conditioning in the respective seasons, and provide the Premises with electricity for lighting and usual office equipment. At any hours other than the aforementioned, such services will be provided at Tenant’s expense at Landlord’s actual cost therefor including Landlord’s estimate of the additional depreciation of the HVAC and electrical equipment resulting from such additional usage. Notwithstanding anything herein to the contrary, if Landlord reasonably determines that Tenant’s use of electricity is materially in excess of that which would be anticipated by the Permitted Use as reflected in the space plan attached hereto as Exhibit “A”, Tenant agrees to pay for the installation of a separate electric meter to measure electrical usage in excess of normal office use and to pay Landlord for all such excess electricity registered in such submeter. Landlord shall not be liable for any interruption or delay in electric or any other utility service for any reason unless caused by the gross negligence or willful misconduct of Landlord or its agents. Landlord may change the electric and other utility provider to the Project or Building at any time.

Subject to Section 18, captioned “Fire Damage,” and Section 20, captioned “Condemnation,” if Landlord fails to restore a service within five (5) consecutive business days after the interruption or stoppage of such service from a cause within the reasonable control of Landlord and such failure makes the Premises or a portion thereof untenantable, and provided such interruption or stoppage was not caused by Tenant, then Fixed Rent shall equitably abate from the sixth (6th) consecutive business day after such interruption or stoppage until such time as the service is restored.

8. SIGNS; USE OF PREMISES AND COMMON AREAS.

(a) Landlord shall provide Tenant with standard identification signage prominently on all Building directories and at the main entrances to the Premises. Provided Tenant is physically occupying sixty-seven (67%) of the total rentable square feet of the Premises, Landlord, at Tenant’s expense, shall place Tenant’s name on (i) the monument sign at the entry to the Project (“Tenant’s Monument Signage”) and (ii) on both the façade of the Building facing MoPac Expressway and on the façade of the longer side of the Building facing Capital of Texas Highway, in accordance with the signage exhibit attached hereto as Exhibit “G” (hereinafter, collectively, “Tenant’s Façade Signage”); provided, however, that Tenant’s Monument Signage and Tenant’s Façade Signage shall remain subject to all applicable laws, signage codes and private restrictions. No other signs shall be placed, erected or maintained by Tenant at any place upon the Premises, Building or Project. Landlord’s approval of Tenant’s Façade Signage shall create no responsibility or liability on the part of Landlord for the completeness, design or sufficiency thereof or the compliance of Tenant’s Façade Signage with the requirements of applicable laws. Landlord shall have the right to remove Tenant’s Façade Signage and Tenant’s Monument Signage, at Tenant’s cost, in the event (a) Tenant and/or its affiliate(s) fails to occupy at least two (2) full floors of the Building, or (b) if any Event of Default has occurred and is outstanding following all applicable notice and cure periods provided for in this Lease. Tenant understands and agrees that it is solely responsible for the cost of maintaining Tenant’s Façade Signage and Tenant’s Monument Signage in its original condition, normal wear and tear and damage caused by Landlord excepted. Tenant shall immediately notify Landlord of the need for any repairs to Tenant’s Façade Signage and/or Tenant’s Monument Signage and Landlord agrees to commence and diligently prosecute such repairs within a reasonable time after receipt of Tenant’s written notice. If Landlord identifies the need for repairs to Tenant’s Façade Signage or Tenant’s Monument Signage, Landlord may immediately commence making such repairs, without prior notice to Tenant. However, Landlord agrees to use reasonable efforts to notify Tenant of the required repairs that Landlord will perform or has performed. Within five (5) days after delivery by Landlord to Tenant of a statement therefor, Tenant shall, at Landlord’s direction, either reimburse Landlord, or directly pay for, the required repairs. Tenant shall also pay for or reimburse Landlord, as applicable, for the cost to remove Tenant’s Façade Signage and Tenant’s Monument Signage at the expiration or earlier termination of this Lease or the termination of Tenant’s rights to such signage. Tenant shall protect, defend, indemnify, and hold harmless Landlord and all Landlord Indemnities (as hereinafter defined) from all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) (each a “Claim” and collectively the “Claims”) resulting from and/or arising in connection with or related to the use of Tenant’s Façade Signage and Tenant’s Monument Signage by Tenant, its

agents or contractors or the removal of Tenant’s Façade Signage and Tenant’s Monument Signage by Landlord, its agents or contractors, unless the Claim in question was caused by Landlord’s or its agents’ or contractors’ negligence or willful misconduct. As used herein, the term “Landlord Indemnities” shall mean Landlord and Landlord’s partners and their respective officers, directors, employees, agents, affiliates, mortgagees, successors and assigns.

(b) Tenant may use and occupy the Premises for the Permitted Uses and for no other purpose; provided that Tenant’s right to so use and occupy the Premises shall remain expressly subject to the provisions of this Lease, including, without limitation, the provisions of Article 26 “Rules and Regulations”. No machinery or equipment shall be permitted that shall cause vibration, noise or disturbance beyond the Premises. Tenant, without Landlord’s consent or direction, shall not vacate the Premises at any time during the Term, nor permit the Premises to remain unoccupied. Vacate shall be defined as Tenant’s ceasing to use the Premises for its Permitted Use or the removal of substantially all of its furniture and equipment and personal property from the Premises.

(c) Tenant shall use and maintain the Premises in a clean, careful, safe, lawful and proper manner and shall not allow within the Premises any offensive noise, odor, conduct or private or public nuisance or permit Tenant’s employees, agents, licensees or invitees to create a public or private nuisance or act in a disorderly manner within the building or in the Project.

(d) Tenant shall not overload any floor or part thereof in the Premises or the Building, including any public corridors or elevators therein, bringing in, placing, storing, installing or removing any large or heavy articles, and Landlord may prohibit, or may direct and control the location and size of, safes and all other heavy articles, and may require, at Tenant’s sole cost and expense, supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight.

(e) Tenant shall not install in or for the Premises, without Landlord’s prior written approval, any equipment which requires more electric current than Landlord is required to provide under this Lease, and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in and for the Premises, taking into account the capacity of electric wiring in the Building and the Premises and the needs of Building common areas (interior and exterior) and the requirements of other tenants of the Building, Tenant and shall not in any event connect a greater load than such safe capacity.

(f) Tenant shall not commit or suffer any waste upon the Premises, Building or Project or any nuisance, or do any other act or thing which may disturb the quiet enjoyment of any other tenant in the Building or Project.

(g) Tenant shall have the right, non-exclusive and in common with others, to use the exterior paved driveways and walkways of the Building for vehicular and pedestrian access to the Building. Tenant shall be entitled to take, at no charge during the initial Term, four (4) parking spaces per 1,000 square feet of the Premises with eighty percent (80%) of spaces being unassigned parking spaces in the parking areas to be used in common with others entitled to park in the parking areas and twenty percent (20%) of the spaces designated as full size, reserved spaces (in a location designated by Landlord) in the parking areas; provided, however,

Landlord may restrict or limit Tenant’s utilization of the parking areas if the same become overburdened and in such case equitably allocate on proportionate basis or assign parking spaces among Tenant and the other tenants of the Building. Through the Term of this Lease or until Landlord and Tenant otherwise agree, Landlord shall provide an off-duty policeman to direct vehicular traffic movement at the intersection of the Building driveway with the MoPac Expressway service road during peak rush hour times on regular business days, provided that such traffic direction is allowable under law.

9. ENVIRONMENTAL MATTERS.

(a) Hazardous Substances.

(i) Tenant shall not, except as provided in subparagraph (ii) below, bring or otherwise cause to be brought or permit any of its agents, employees, contractors or invitees to bring in, on or about any part of the Premises, Building or Project, any hazardous substance or hazardous waste in violation of law, as such terms are or may be defined in (x) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as the same may from time to time be amended, and the regulations promulgated pursuant thereto (“CERCLA”); the United States Department of Transportation Hazardous Materials Table (49 CFR 172.102); by the Environmental Protection Agency as hazardous substances (40 CFR Part 302); the Clean Air Act; and the Clean Water Act, and all amendments, modifications or supplements thereto; and/or (y) any other rule, regulation, ordinance, statute or requirements of any governmental or administrative agency regarding the environment (collectively, (x) and (y) shall be referred to as an “Applicable Environmental Law”).

(ii) Tenant may bring to and use at the Premises hazardous substances incidental to its normal business operations under the NAI Code referenced in Article 1(n) above in the quantities reasonably required for Tenant’s normal business consistent with its occupancy and in accordance with Applicable Environmental Laws. Tenant shall store and handle such substances in strict accordance with Applicable Environmental Laws. From time to time promptly following a request by Landlord, Tenant shall provide Landlord with documents identifying the hazardous substances stored or used by Tenant on the Premises and describing the chemical properties of such substances and such other information reasonably requested by Landlord or Tenant. Prior to the expiration or sooner termination of this Lease, Tenant shall remove all hazardous substances from the Premises and shall provide Landlord with an inspection report from an independent environmental engineer certifying that the Premises and the land surrounding the Premises are free of contamination from hazardous substances and hazardous wastes. The provisions of this paragraph shall be personal to Tenant and, if Tenant ceases to occupy the Premises, Landlord’s approval to store and use hazardous substances shall automatically terminate.

(iii) Tenant shall defend, indemnify and hold harmless Landlord and Brandywine Realty Trust and their respective employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all attorneys’, consultant’s and expert’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from Tenant’s storage and use of hazardous substances on the Premises including, without limitation, any and all costs incurred by Landlord because of any investigation of the Project or any cleanup, removal or restoration of the Project to remove or remediate hazardous or hazardous wastes deposited by Tenant. Without limitation of the foregoing, if Tenant, its officers, employees, agents, contractors, licensees or invitees cause contamination of the Premises by any hazardous substances, Tenant shall promptly at its sole expense, take any and all necessary actions to return the Premises to the condition existing prior to such contamination, or in the alternative take such other remedial steps as may be required by law or recommended by Landlord’s environmental consultant.

(b) NAI Numbers.

(i) Tenant represents and warrants that Tenant’s NAI number as designated in the North American Industry Classification System Manual prepared by the Office of Management and Budget, and as set forth in Article 1(o) hereof, is correct. Tenant represents that the specific activities intended to be carried on in the Premises are in accordance with Article 1(l).

(ii) Except as provided in Article 9(a)(ii), Tenant shall not engage in operations at the Premises which involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of “hazardous substances” or “hazardous waste” as such terms are defined under any Applicable Environmental Law. Tenant further covenants that it will not cause or permit any other party in the Premises during the Term to “release” or “discharge” (as such term is defined under Applicable Environmental Laws) on or about the Premises.

(iii) Tenant shall, at its expense, comply with all requirements of Applicable Environmental Laws pertaining to Tenant’s and its agent’s, contractor’s, employee’s and invitee’s activities in the Premises.

(iv) In addition, upon Landlord’s written notice, Tenant shall cooperate with Landlord in obtaining Applicable Environmental Law approval of any transfer of the Building. Tenant shall (1) execute and deliver all affidavits, reports, responses to questions, applications or other filings required by Landlord and related to Tenant’s activities at the Premises, (2) allow inspections and testing of the Premises during normal business hours, and (3) as respects the Premises, perform any requirement reasonably required by Landlord necessary for the receipt of approvals under Applicable Environmental Laws, provided the foregoing shall be at no out-of-pocket cost or expense to Tenant except for clean-up and remediation costs arising from Tenant’s violation of this Article 9.

(c) Additional Terms.

(i) If Tenant fails to comply with this Article, Landlord may, after written notice to Tenant and Tenant’s failure to cure within thirty (30) days of its receipt of such notice, at Landlord’s option, perform any and all of Tenant’s obligations as aforesaid and all costs and expenses incurred by Landlord in the exercise of this right all be deemed to be Additional Rent payable on demand and with interest at the Default Rate. Any provision of this Article to the contrary notwithstanding, Tenant shall not be held responsible for any environmental issue at the Premises unless such issue was caused by an action or omission of Tenant or its agents, employees, consultants or invitees.

(d) Survival. This Article 9 shall survive the expiration or sooner termination of this Lease.

10. TENANT’S ALTERATIONS.

Tenant will not cut or drill into or secure any fixture, apparatus or equipment or make alterations, improvements or physical additions (collectively, “Alterations”) of any kind to any part of the Premises without first obtaining Landlord’s written consent, such consent not to be unreasonably withheld or delayed. Other than Minor Alterations (as described below), Alterations shall, at Landlord’s option, be done by Landlord at Tenant’s sole cost and expense. Landlord’s consent shall not be required for (i) the installation of any office equipment or fixtures including internal partitions which do not require disturbance of any structural elements or systems (other than attachment thereto) within the Building or (ii) other work, including decorations, which does not require disturbance of any structural elements or cause an adverse effect to any Project systems (other than attachment thereto) within the Building, which does not require a construction permit from a governmental authority and which costs in the aggregate less than $50,000.00 per event of improvement (“Minor Alterations”), which Alterations shall be performed by Tenant at Tenant’s sole cost. Tenant, prior to the commencement of labor or supply of any materials for any Alteration which requires the disturbance of any structural elements or systems, must furnish to Landlord (i) a duplicate or original policy or certificates of insurance evidencing (a) general public liability insurance for personal injury and property damage in the minimum amount of $1,000,000.00 combined single limit, (b) statutory workman’s compensation insurance, and (c) employer’s liability insurance from each contractor to be employed (all such policies shall be non-cancelable without thirty (30) days prior written notice to Landlord and shall be in amounts and with companies satisfactory to Landlord); (ii) construction documents prepared and sealed by a registered Texas architect; (iii) all applicable building permits required by law; and (iv) an executed, effective waiver of mechanics liens from such contractors and all sub-contractors in states allowing for such waivers or the cost of such alteration must be bonded by Tenant. In connection with all Alterations involving Landlord’s approval, Landlord shall be entitled to collect a construction management fee equal to five percent (5%) of the cost of the Alterations in connection with Landlord’s services in supervising and review of such Alterations. Any approval by Landlord permitting Tenant to do any or cause any work to be done in or about the Premises shall be and hereby is conditioned upon Tenant’s work being performed by workmen and mechanics working in harmony and not interfering with labor employed by Landlord, Landlord’s mechanics or their contractors or by any other tenant or their contractors. If at any time any of the workmen or mechanics performing any of Tenant’s work shall be unable to work in harmony or shall interfere with any labor employed by Landlord, other tenants or their respective mechanics and contractors, then the permission granted by Landlord to Tenant permitting Tenant to do or cause any work to be done in or about the Premises, may be withdrawn by Landlord upon forty-eight (48) hours’ written notice to Tenant. At the time Tenant installs any Alterations, Tenant shall have the right to request of Landlord whether Landlord shall require removal of such Alterations at the end of the Term. Failure of Landlord to respond to Tenant within fifteen (15) days of such request shall be deemed an agreement that such Alterations may remain in the Premises at the end of the term.

All Alterations (whether temporary or permanent in character) made in or upon the Premises, either by Landlord or Tenant, shall be Landlord’s property upon installation. Except for Landlord’s Work or as otherwise expressly provided herein, the Alterations may be removed by Tenant at any time during the Term (so long as Tenant repairs any damage caused by such removal). Subject to the immediately succeeding sentence, Landlord may provide written notice to Tenant to remove any Alterations no later than sixty (60) days prior to the expiration of this Lease, in which event (and at such time) Tenant shall promptly remove such Alterations and restore the Premises to good order and condition. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be required to pay for or perform removal of Landlord’s Work at the end of the Term. At Lease termination, all furniture, movable trade fixtures and equipment (including telephone, security and communication equipment system wiring and cabling) shall, at Landlord’s option, be removed by Tenant and shall be accomplished in a good and workmanlike manner so as not to damage the Premises or Building and in such manner so as not to disturb other tenants in the Building. All such installations, removals and restoration shall be accomplished in a good and workmanlike manner so as not to damage the Premises or Building and in such manner so as not to disturb other tenants in the Building. If Tenant fails to remove any items required to be removed pursuant to this Article, Landlord may (without liability to Tenant for loss thereof and without prior notice thereof to Tenant), at Tenant’s sole cost and expense and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (a) remove and store such items and the reasonable costs and expenses thereof shall be deemed Additional Rent hereunder and shall be reimbursed by Tenant to Landlord within fifteen (15) business days of Tenant’s receipt of an invoice therefor from Landlord; and/or (b) sell all or any such items at private or public sale for such price as Landlord may obtain. Landlord will apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including, without limitation, Landlord’s attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant within thirty (30) days after such sale provided that no Event of Default has occurred and is then continuing. Tenant shall indemnify, defend, protect and hold Landlord harmless from all claims resulting from any removal and/or disposition of any of the above-described property by Landlord in accordance with this Article other than any claim resulting from the gross negligence or willful misconduct of Landlord.

11. CONSTRUCTION LIENS.

(a) Tenant will not suffer or permit any contractor’s, subcontractor’s or supplier’s lien (a “Construction Lien”) to be filed against the Premises or any part thereof by reason of work, labor services or materials supplied or claimed to have been supplied to Tenant; and if any Construction Lien shall at any time be filed against the Premises or any part thereof, Tenant, within ten (10) days after notice of the filing thereof, shall cause it to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such Construction Lien to be discharged within the period aforesaid, then in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge it either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings. Any amount so paid by Landlord, plus all of Landlord’s costs and expenses associated therewith (including, without limitation, reasonable legal fees), shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand with interest from the date of advance by Landlord at the Default Rate.

(b) Tenant shall in no way be considered to be an agent of Landlord in connection with the installation and/or construction of any leasehold improvements, and no leasehold improvements shall be deemed to be for the use and benefit of Landlord so that no liens shall be allowed against the estate of Landlord by reason of Landlord’s consent to the same. Landlord will have the right to post notices that it is not responsible for the payment for any leasehold improvements made by or on behalf of Tenant.

12. ASSIGNMENT AND SUBLETTING.

(a) Subject to the remaining subsections of Article 12, except as expressly permitted pursuant to this Article, Tenant shall not, without Landlord’s prior written consent, such consent not to be unreasonably withheld, assign, transfer or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof. Any of the foregoing acts without such consent shall be void and shall, at the option of Landlord, terminate this Lease. Subject to subparagraph 12(j) below, this Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant by operation of law or by merger, consolidation or asset sale, without Landlord’s written consent.

(b) If Tenant is proposing to assign this Lease or to sublet sixty-six percent (66%) or more of the total net rentable area of the Premises, Tenant shall provide Landlord with a written notice of its intent to do so and Landlord may, at its option, and in its sole and absolute discretion, exercisable by notice given to Tenant within thirty (30) days following Landlord’s receipt of Tenant’s notice, elect to recapture (i) the Premises if Tenant is proposing to sublet the Premises or assign this Lease or (ii) such portion as is proposed by Tenant to be sublet (and in each case, the designated and non-designated parking spaces included in this demise, or a pro-rata portion thereof in the instance of the recapture of less than all of the Premises), and terminate this Lease with respect to the space being recaptured. Tenant shall not sublet the Premises in a series of transactions as a means of circumventing Landlord’s recapture right if Tenant’s intent is to sublet sixty-six percent (66%) or more of the total net rentable area of the Premises.

(c) If Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall give notice to Landlord of such desire, including the name, address and contact party for the proposed assignee or subtenant, a description of such party’s business history, the effective date of the proposed assignment or sublease (including the proposed occupancy date by the proposed assignee or sublessee), and in the instance of a proposed sublease, the square footage to be subleased, a floor plan professionally drawn to scale depicting the proposed sublease area, and a statement of the duration of the proposed sublease (which shall in any and all events expire by its terms prior to the scheduled expiration of this Lease, and immediately upon the sooner termination hereof).

(d) If Landlord elects to recapture the Premises or a portion thereof as aforesaid, then from and after the effective date thereof as approved by Landlord, after Tenant shall have fully performed such obligations as are enumerated herein to be performed by Tenant in connection with such recapture, and except as to obligations and liabilities accrued and unperformed on the effective date of Landlord’s recapture (and any other obligations expressly stated in this Lease to survive the expiration or sooner termination of this Lease), Tenant shall be released of and from all lease obligations thereafter otherwise accruing with respect to the Premises (or such lesser portion as shall have been recaptured by Landlord). The Premises, or such portion thereof as Landlord shall have elected to recapture, shall be delivered by Tenant to Landlord free and clear of all furniture, furnishings, personal property and removable fixtures, with Tenant repairing and restoring any and all damage to the Premises resulting from the installation, handling or removal thereof, and otherwise in the same condition as Tenant is, by the terms of this Lease, required to redeliver the Premises to Landlord upon the expiration or sooner termination of this Lease. In the event of a sublease of less than all of the Premises, the reasonable cost of erecting any required demising walls, entrances and entrance corridors, and any other or further improvements reasonably required in connection therewith, including without limitation, modifications to HVAC, electrical, plumbing, fire, life safety and security systems (if any), painting, wallpapering and other finish items as may be acceptable to or specified by Landlord, all of which improvements shall be made in accordance with applicable legal requirements and Landlord’s then-standard base building specifications, shall be performed by Landlord’s contractors, and shall be divided evenly Tenant and Landlord. If Landlord recaptures the Premises (or any portion thereof), Tenant’s Fixed Rent, Operating Expenses and other monetary obligations hereunder shall be pro-rated based upon the reduced rentable square footage then comprising the Premises.

(e) If Landlord provides written notification to Tenant electing not to recapture the Premises (or so much thereof as Tenant had proposed to sublease), or if Landlord does not have a recapture right due to the size of the floor area to be covered by the proposed sublease, then Tenant may proceed to market the designated space and may complete such transaction and execute an assignment of this Lease or a sublease agreement (in each case in form acceptable to Landlord) within a period of five (5) months next following the earlier of (i) Landlord’s notice to Tenant that it declines to recapture such space, or (ii) the date that Tenant gives Landlord notice of its desire to assign (if Landlord does not have a recapture right) provided that Tenant shall have first obtained in any such case Landlord’s prior written consent to such transaction, which consent shall not be unreasonably withheld. (Provided that Tenant has delivered the required submittals to Landlord with its request for consent, and Tenant has requested such consent at least thirty (30) days prior to the effective date of the proposed sublease or assignment, Landlord shall provide Tenant with Landlord’s written response within ten (10) business days after receipt of Tenant’s request and submittals.) If, however, Tenant shall not have assigned this Lease or sublet the Premises with Landlord’s prior written consent as aforesaid within such five (5) month period, then in such event, Tenant shall again be required to request Landlord’s consent to the proposed transaction, whereupon Landlord’s right to recapture the Premises, if applicable, shall be renewed upon the same terms and as otherwise provided in subsection 12(b) above. Tenant’s Monument Signage right, Tenant’s Façade Signage right, Tenant’s Right of First Refusal and its right to exercise the two Renewal Terms shall accrue to a permitted assignee of this Lease and Tenant or such permitted assignee may permit a permitted sublessee of not less than 66% of the floor area of the Premises to require Tenant or such assignee to exercise Tenant’s Monument Signage right and Tenant’s Façade Signage right on its behalf so long as such subtenant is then occupying at least 66% of the rentable floor area of the Premises. Upon a permitted assignee or permitted sublessee obtaining such rights, Tenant herein named shall be deemed to have forfeited same (to the extent not already transferred by the applicable assignment). Notwithstanding the foregoing, in no event shall Landlord’s consent (as described herein) to the exercise of the foregoing rights by Tenant’s permitted assignee or upon the direction of a permitted sublessee alter or abrogate any assignment or sublease documentation required by Landlord in connection with its consent to an assignment of this Lease or a sublease hereunder.

For purposes of this Article 12(e), and without limiting the basis upon which Landlord may withhold its consent to any proposed assignment or sublease, it shall not be unreasonable for Landlord to withhold its consent to such assignment or sublease if: (i) the proposed assignee or sublessee shall have no reliable credit history or an unfavorable credit history, or other reasonable evidence exists that the proposed assignee or sublessee will experience difficulty in satisfying its financial or other obligations under this Lease; (ii) the proposed assignee of sublessee, in Landlord’s reasonable opinion, is not reputable and of good character; (iii) the portion of the Premises requested to be subleased renders the balance of the Premises unleasable as a separate area; (iv) Tenant is proposing to assign or sublease to an existing tenant of the Building or another property owned by Landlord or by its partners, or to another prospect with whom Landlord or its partners, or their affiliates are then negotiating and in either case, Landlord has a space available for lease that is substantially similar to the premises being offered by Tenant in size, type and location; (v) the proposed assignee or sublessee will cause Landlord’s existing parking facilities to be reasonably inadequate, or in violation of code requirements, or require Landlord to increase the parking area or the number of parking spaces to meet code requirements; (vi) the proposed assignee or sublessee is either a governmental authority or agency, an organization or person enjoying sovereign or diplomatic immunity, a medical or dental practice or other user which will attract a volume, frequency or type of visitor or employee to the Building which is not consistent with the standards of a high quality office building or which will impose an excessive demand on or use of the facilities or services of the Building, or not of the type of tenant which Landlord would reasonably consider as a tenant in the Building; or (vii) the nature of such party’s proposed business operation would or might reasonably permit or require the use of the Premises in a manner inconsistent with the “Permitted Use” specified herein, would or might reasonably otherwise be in conflict with express provisions of this Lease, would or might reasonably violate the terms of any other lease for the Building, or would, in Landlord’s reasonable judgment, otherwise be incompatible with other tenancies in the Building.

(f) Any sums or other economic consideration received by Tenant as a result of any subletting, assignment or license (except costs associated with leasehold improvements made by Tenant for any assignee or subtenant including rental or other payments received which are attributable to the amortization of the cost of leasehold improvements made to the sublet or assigned portion of the Premises by Tenant for subtenant or assignee, and other reasonable expenses incident to the subletting or assignment, including standard leasing commissions and attorneys fees and further including reasonably amounts charged by Tenant to any assignee or subtenant for purchase or use of Tenant’s personal property or for the provision of services by tenant to such party) whether denominated rentals under the sublease or otherwise, which exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such sublease or assignment) shall be divided evenly between Landlord and Tenant, with Landlord’s portion being payable to Landlord as Additional Rent under this Lease without affecting or reducing any other obligation of Tenant hereunder.

(g) Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. If any assignee or successor of Tenant defaults in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor.

(h) If (i) the Premises or any part thereof are sublet and thereafter there is an Event of Default by Tenant under this Lease, or (ii) this Lease is assigned by Tenant, then, Landlord may collect Rent from the assignee or subtenant and apply the net amount collected to the rent herein reserved; but no such collection shall be deemed a waiver of the provisions of this Article 12 with respect to assignment and subletting, or the acceptance of such assignee or subtenant as Tenant hereunder, or a release of Tenant from further performance of the covenants herein contained.

(i) In connection with each proposed assignment or subletting of the Premises by Tenant, Tenant shall pay to Landlord (i) an administrative fee of $250.00 per request (including requests for non-disturbance agreements and Landlord’s or its lender’s waivers) in order to defer Landlord’s administrative expenses arising from such request, plus (ii) Landlord’s reasonable attorneys’ fees.

(j) Notwithstanding anything to the contrary contained in this Lease and without any right of Landlord to any consideration associated therewith pursuant to Section 12(f) above, Tenant may, after notice to, but without the consent of Landlord, assign this Lease to an affiliate (i.e., a corporation fifty percent (50%) or more of whose capital stock is owned by the same stockholders owning fifty percent (50%) or more of Tenant’s capital stock), parent or subsidiary corporation of Tenant or to a corporation to which it sells or assigns all of substantially all of its assets or stock or with which it may be consolidated or merged (in each instance, an “Affiliate”), or to a corporation which acquires fifty-one percent (51%) or more of Tenant’s capital stock provided such purchasing, consolidated, merged, affiliated or subsidiary corporation shall, in writing, assume and agree to perform all of the obligations of Tenant under this Lease, shall have a net worth at least equal to that of Tenant immediately prior to such assignment or the occurrence of such transaction, and it shall deliver such assumption with a copy of such assignment to Landlord within ten (10) days thereafter, and provided further that Tenant shall not be released or discharged from any liability under this Lease by reason of such assignment.

(k) Anything in this Article 12 to the contrary notwithstanding, no assignment or sublease shall be permitted under this Lease if there is an uncured default by Tenant (for which Landlord has notified Tenant) then existing at the time of such assignment or subletting.

(l) Anything in this Article to the contrary notwithstanding, no subtenant shall assign such subtenant’s sublease nor sub-sublet such subtenant’s premises without Landlord’s prior written consent. If Landlord does so consent, to the extent that any subtenant receives any excess consideration or profit from such sublease, all such excess consideration and profit shall be immediately payable by such subtenant to Landlord.

13. LANDLORD’S RIGHT OF ENTRY.

Landlord and persons authorized by Landlord may enter the Premises at all reasonable times upon reasonable advance notice (except in the case of an emergency in which case no prior notice is necessary) for the purpose of inspections, repairs, alterations to adjoining space, appraisals, or other reasonable purposes; including enforcement of Landlord’s rights under this Lease. Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, that in the case of repairs or work, such shall be done, so far as practicable, so as to not unreasonably interfere with Tenant’s use of the Premises. Provided, however, that such efforts shall not require Landlord to use overtime labor unless Tenant shall pay for the increased costs to be incurred by Landlord for such overtime labor. Landlord also may enter the Premises at all reasonable times after giving prior oral notice to Tenant, to exhibit the Premises to any prospective purchaser and/or mortgagee. During the last year of the Term, Landlord also may enter the Premises at all reasonable times after giving prior oral notice to Tenant, to exhibit the Premises to any prospective tenants.

14. REPAIRS AND MAINTENANCE.

(a) Except as specifically otherwise provided in subparagraphs (b) and (c) of this Article, Tenant, at its sole cost and expense and throughout the Term of this Lease, shall keep and maintain the Premises in good order and condition, free of accumulation of dirt and rubbish, and shall promptly make all non-structural repairs necessary to keep and maintain such good order and condition. If requested by Tenant, Landlord shall make such repairs to the Premises within a reasonable time of notice to Landlord and shall charge Tenant for such services at Landlord’s standard rate (such rate to be competitive with the market rate for such services). When used in this Article 14, the term “repairs” shall include replacements and renewals when necessary. All repairs made by Tenant shall utilize materials and equipment which are at least equal in quality and usefulness to those originally used in constructing the Building and the Premises.

(b) Landlord, throughout the Term of this Lease and at Landlord’s sole cost and expense, shall make all necessary repairs to the slab, footings and foundations and the load bearing walls (if any), structural steel columns and girders and roof structure forming a part of the Premises.

(c) Landlord shall maintain, repair and replace as necessary all HVAC systems, plumbing and electric systems serving the Building and the Premises, including, without limitation, any bathrooms in the Premises. Tenant’s Allocated Share of Landlord’s cost for HVAC, electric and plumbing service, maintenance and repairs, as limited under Article 6 with respect to capital expenditures, shall be included as a portion of Operating Expenses as provided in Article 6.

(d) Landlord, throughout the Term of this Lease, shall make all necessary repairs and replacements to the Building outside of the Premises and the common areas, including the roof membrane, non load-bearing walls, exterior portions of the Premises and the Building, utility lines, equipment and other utility facilities in the Building, which serve more than one tenant of the Building, and to any driveways, sidewalks, curbs, loading, parking and landscaped areas, and other exterior improvements for the Building; provided, however, that Landlord shall have no responsibility to make any repairs unless and until Landlord receives written notice of the need for such repair or Landlord has actual knowledge of the need to make such repair. Tenant shall pay Tenant’s Allocated Share of the cost of all repairs, as limited under Article 6 with respect to capital repairs, to be performed by Landlord pursuant to this Paragraph 14(d) as Additional Rent as provided in Article 6 hereof.

(e) Landlord shall keep and maintain all common areas appurtenant to the Building and any sidewalks, parking areas, curbs and access ways adjoining the Project in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice, and shall keep and maintain all landscaped areas in a neat and orderly condition. Tenant shall pay its Allocated Share of the cost of all work to be performed by Landlord pursuant to this Paragraph 14(e) as Additional Rent as provided in Article 6 hereof. Landlord’s obligation to provide snow removal services shall be limited to the parking areas and the sidewalk entrances to the Building.

(f) Except as otherwise provided in this Lease, repairs to the Premises, Building or Project and its appurtenant common areas made necessary by a negligent or willful act or omission of Tenant or any employee, agent, contractor, or invitee of Tenant shall be made at the sole cost and expense of Tenant, except to the extent of insurance proceeds received by Landlord.

(g) Landlord shall provide Tenant with janitorial services for the Premises Monday through Friday of each week and the Tenant shall pay its Allocated Share of the cost thereof as Additional Rent as provided in Article 6 hereof.

(h) Landlord reserves the right at any time and from time to time to make or permit changes to or revisions in the Building common areas and/or the Project, including, but not limited to, additions, subtractions, rearrangements or other modifications thereto (including, but not limited to, rearranging or modifying any entrances and/or exits), so long as Tenant’s access to and from the Premises, Tenant’s parking rights and the visibility of the Premises are not materially and adversely affected, and so long as such changes are not undertaken for the purpose of increasing Tenant’s obligations under this Lease.

15. INSURANCE; SUBROGATION RIGHTS.

(a) Tenant shall obtain and keep in force at all times during the term hereof, at its own expense, Commercial General Liability insurance including contractual liability and personal injury liability and all similar coverage, with combined single limits of $3,000,000.00 on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property, or in such other amounts as Landlord may from time to time require. Tenant shall also require its movers to procure and deliver to Landlord a certificate of insurance naming Landlord as an additional insured.

(b) Tenant shall, at its sole cost and expense, maintain in full force and effect on all Tenant’s trade fixtures, equipment and personal property on the Premises, (i) a policy of Commercial Property insurance covering the full replacement value of such property; (ii) Worker’s Compensation and Employer’s Liability insurance, with a waiver of subrogation endorsement, in form and amount as required by applicable law; (iii) in the event Tenant performs any repairs or alterations in the Premises, Builder’s Risk insurance on an “All Risk” basis (including collapse) on a completed value (non–reporting) form for full replacement value covering all work incorporated in the Building and all materials and equipment in or about the Premises; and (iv) Business Interruption insurance in an amount that will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against under Article 15(b)(i) or attributable to the prevention of access to the Premises by civil authority, and sufficient to reimburse Tenant for Rent in the event of a casualty to, or temporary taking of, the Building or the Premises; and (v) any other form or forms of insurance or any changes or endorsements to the insurance required herein as any mortgagee or lessor of Landlord may reasonably require, from time to time, in form or in amount.

(c) All insurance required hereunder shall not be subject to cancellation without at least thirty (30) days prior notice to all insureds, and shall name Landlord, Brandywine Realty Trust, Landlord’s Agent and Tenant as insureds, as their interests may appear, and, if requested by Landlord, shall also name as an additional insured any mortgagee or holder of any mortgage which may be or become a lien upon any part of the Premises. Prior to the commencement of the Term, Tenant shall provide Landlord with certificates which evidence that the coverages required have been obtained for the policy periods. Tenant shall also furnish to Landlord throughout the Term hereof replacement certificates at least thirty (30) days prior to the expiration dates of the then current policy or policies. All the insurance required under this Lease shall be issued by insurance companies authorized to do business in the State of Texas with a financial rating of at least an A-X as rated in the most recent edition of Best’s Insurance Reports and in business for the past five years. The limit of any such insurance shall not limit the liability of Tenant hereunder. If Tenant fails to procure and maintain such insurance and does not obtain such insurance within three (3) business days of receipt of written notice from Landlord notifying Tenant of such failure, Landlord may, but shall not be required to, procure and maintain the same, at Tenant’s expense to be reimbursed by Tenant as Additional Rent within ten (10) days of written demand. Any deductible under such insurance policy or self-insured retention under such insurance policy in excess of Twenty-Five Thousand Dollars ($25,000.00) must be approved by Landlord in writing prior to issuance of such policy. Tenant shall not self-insure without Landlord’s prior written consent. The policy limits set forth herein shall be subject to periodic review, and Landlord reserves the right to require that Tenant increase the liability coverage limits if, in the reasonable opinion of Landlord, the coverage becomes inadequate or is less than commonly maintained by tenants of similar buildings in the area making similar uses.

(d) Landlord shall obtain and maintain the following insurance during the Term of this Lease: (i) replacement cost insurance including “special form” property insurance on the Building and on the Project for the full replacement cost of the Project less footings and foundations, (ii) builder’s risk insurance for the Landlord Work to be constructed by Landlord in the Project, and (iii) commercial general liability insurance (including bodily injury and property damage) covering Landlord’s operations at the Project in amounts reasonably required by the Landlord’s lender or Landlord.

(e) Notwithstanding anything to the contrary contained in this Lease, each party hereto, and anyone claiming through or under them by way of subrogation, waives and releases any cause of action it might have against the other party, Brandywine Realty Trust and their respective employees, officers, members, partners, trustees and agents, on account of any loss or damage that is insured against (or required to be insured against) under any insurance policy required to be obtained hereunder (to the extent that such loss or damage is recoverable under such insurance policy) that covers the Project, Building or Premises, Landlord’s or Tenant’s fixtures, personal property, Leasehold Improvements or business and which names Landlord and Brandywine Realty Trust or Tenant, as the case may be, as a party insured (INCLUDING, WITHOUT LIMITATION, ALL RIGHTS [BY WAY OF SUBROGATION OR OTHERWISE] OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF, OR CAUSED BY, THE FAULT, NEGLIGENCE OR OTHER TORTIOUS CONDUCT, ACTS OR OMISSIONS OF LANDLORD, TENANT, BRANDYWINE REALTY TRUST OR THEIR RESPECTIVE EMPLOYEES, OFFICERS, MEMBERS, PARTNERS, TRUSTEES OR AGENTS). Each party hereto shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s right of recovery under subrogation or otherwise against the other party. During any period while such waiver of right of recovery is in effect, each party shall look solely to the proceeds of such policies for compensation for loss, to the extent such proceeds are paid under such policies.

16. WAIVER AND INDEMNIFICATION.

Except to the extent of any negligence or willful misconduct of Landlord or its agents, contractors or employees, Tenant shall defend, indemnify and hold harmless Landlord, and Brandywine Realty Trust and their respective employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorneys’ fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) Tenant’s improper use of the Premises, (ii) the improper conduct of Tenant’s business, (iii) any activity, work or things done, permitted or suffered by Tenant or its agents, licensees or invitees in or about the Premises or elsewhere contrary to the requirements of this Lease, (iv) any breach or default in the performance of any obligation of Tenant’s part to be performed under the terms of this Lease, and (v) any negligence or willful act of Tenant or any of Tenant’s agents, contractors, employees or invitees. Without limiting the generality of the foregoing, Tenant’s obligations shall include any case in which Landlord, Brandywine Realty Trust or their respective employees or agents shall be made a party to any litigation commenced by or against Tenant, its agents, subtenants, licensees, concessionaires, contractors, customers or employees, in which case Tenant shall defend, indemnify and hold harmless Landlord, and Brandywine Realty Trust and their respective employees or agents and shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by Landlord, and Brandywine Realty Trust and their respective employees or agents in connection with such litigation, after notice to Tenant and Tenant’s refusal to defend such litigation, and upon notice from Landlord shall defend the same at Tenant’s expense by counsel satisfactory to Landlord.

Except to the extent of any negligence or willful misconduct of Tenant or its agents, contractors, employees or invitees, Landlord shall defend, indemnify and hold harmless Tenant and its employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorneys’ fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) any activity, work or things done, permitted or suffered by Landlord or its agents, in or about the Premises or elsewhere contrary to the requirements of this Lease, (ii) any breach or default in the performance of any obligation of Landlord’s part to be performed under the terms of this Lease, and (iii) any negligence or willful act of Landlord or any of Landlord’s agents, contractors or employees.

17. QUIET ENJOYMENT.

Provided Tenant has performed all of the terms and conditions of this Lease, including the payment of Fixed Rent and Additional Rent, to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord, or anyone claiming by through or under Landlord under and subject to the terms and conditions of this Lease and of any mortgages now or hereafter affecting all of or any portion of the Premises.

18. FIRE DAMAGE.

(a) Except as provided below, in case of damage to the Premises by fire or other insured casualty, Landlord shall repair the damage. Such repair work shall be commenced promptly following notice of the damage and completed with due diligence, taking into account the time required for Landlord to effect a settlement with and procure insurance proceeds from the insurer, except for delays due to governmental regulation, scarcity of or inability to obtain labor or materials, intervening acts of God or other causes beyond Landlord’s reasonable control.

(b) Notwithstanding the foregoing, if (i) the damage is of a nature or extent that, in Landlord’s reasonable judgment (to be communicated to Tenant within ninety (90) days from the date of the casualty), the repair and restoration work would require more than two hundred seventy (270) consecutive days to complete after the determination by Landlord of the required repair or restoration work (assuming normal work crews not engaged in overtime), or (ii) if more than thirty percent (30%) of the total area of the Building is extensively damaged, or (iii) the casualty occurs in the last Lease Year of the Term and Tenant has not exercised a renewal right, either party may terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to the other within ten (10) days of Tenant’s receipt of the notice from Landlord described above. Such notice is to specify a termination date no less than fifteen (15) days after its transmission.

(c) If the insurance proceeds received by Landlord as dictated by the terms and conditions of any financing then existing on the Building (excluding any rent insurance proceeds and any applicable deductibles) would not be sufficient to pay for repairing the damage or are required to be applied on account of any mortgage which encumbers any part of the Premises or Building, or if the nature of loss is not covered by Landlord’s fire insurance coverage, Landlord may elect either to (i) repair the damage as above provided notwithstanding such fact or (ii) terminate this Lease by giving Tenant notice of Landlord’s election as aforesaid.

(d) If Landlord has not completed restoration of the Premises within two hundred seventy (270) days from the date of Landlord’s determination of the required repair or restoration work as set forth in Section 18(b) above (subject to delay due to weather conditions, shortages of labor or materials or other reasons beyond Landlord’s control, not to exceed an additional 30 days), Tenant may terminate this Lease by written notice to Landlord within thirty (30) business days following the expiration of such two hundred seventy (270) day period (as extended for reasons beyond Landlord’s control as provided above) unless, within thirty (30) business days following receipt of such notice, Landlord has substantially completed such restoration and delivered the Premises to Tenant for occupancy. Notwithstanding the foregoing, if Tenant is responsible for the aforesaid casualty, Tenant shall not have the right to terminate this Lease if Landlord is willing to rebuild and restore the Premises.

(e) In the event of damage or destruction to the Premises or any part thereof, Tenant’s obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated.

(f) Tenant shall have no right to terminate this Lease as a result of any damage or destruction of the Premises or any part thereof, except as expressly provided in this Article 18. The provisions of this Lease, including this Article, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and any statute or regulation of the State of Texas, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.

19. SUBORDINATION; RIGHTS OF MORTGAGEE.

(a) This Lease shall be subject and subordinate at all times to any underlying lease now or hereafter in existence and the lien of any mortgages now or hereafter placed upon the Premises, Building and/or Project and land of which they are a part; provided, however, that with respect to future subordination, the holder of such lease or lien hereafter placed upon the Premises executes a commercially reasonable form of subordination and non-disturbance agreement under the terms of which such party shall agree that the leasehold estate granted to Tenant under this Lease will not be terminated or disturbed by reason of the termination or expiration of the underlying lease or the foreclosure of the mortgage held by Landlord’s Mortgagee, so long as Tenant is not in default under this Lease beyond all applicable grace, notice and cure periods and Tenant pays all sums due under this Lease without offsets or defenses thereto and fully performs and complies with all of the terms, covenants and conditions of this Lease on the part of Tenant to be performed and/or complied with (“SNDA”). Tenant shall execute and deliver upon demand such reasonable further instrument or instruments evidencing such subordination of this Lease to any such lease or the lien of any such mortgage and such further instrument or instruments of attornment as shall be desired by any lessor or Mortgagee (as hereinafter defined) or proposed Mortgagee or by any other person. Notwithstanding the foregoing, any lessor or Mortgagee may at any time subordinate its lease or mortgage, respectively, to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such lease or mortgage without regard to their respective dates of execution and delivery and in that event such lessor or Mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the lease or mortgage. If a successor landlord or Mortgagee or their respective successors or assigns shall enter into and lawfully become possessed of the Premises covered by this Lease and shall succeed to the rights of Landlord hereunder, Tenant will attorn to the successor as its landlord under this Lease and, upon the request of such successor landlord, Tenant will execute and deliver an attornment agreement in favor of the successor landlord.

(b) If Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant shall give the lessor or holder of any mortgage (collectively the “Mortgagee”) now or hereafter placed upon the Premises, Building and/or Project, notice by overnight mail of any such default which Tenant shall have served upon Landlord, provided that prior thereto Tenant has been notified in writing (by way of Notice of Assignment of Rents and/or Leases or otherwise in writing to Tenant) of the name and addresses of any such lessor or Mortgagee. Tenant shall not be entitled to exercise any right or remedy as there may be because of any default by Landlord without having given such notice to the lessor or Mortgagee. If Landlord shall fail to cure such default the lessor or Mortgagee shall have sixty (60) additional days beyond the time period for Landlord’s cure of such default hereunder.

20. CONDEMNATION.

(a) If more than twenty percent (20%) of the floor area of the Premises is taken or condemned for a public or quasi-public use (a sale in lieu of condemnation to be deemed a taking or condemnation for purposes of this Lease), this Lease shall, at either party’s option, terminate as of the date title to the condemned real estate vests in the condemnor, and the Fixed Rent and Additional Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all Rent prepaid for period beyond that date shall forthwith be repaid by Landlord to Tenant and neither party shall thereafter have any liability hereunder.

(b) If less than twenty percent (20%) of the floor area of the Premises is taken or if neither Landlord nor Tenant have elected to terminate this Lease pursuant to the preceding sentence, Landlord shall do such work as may be reasonably necessary to restore the portion of the Premises not taken to tenantable condition for Tenant’s uses, but shall not be required to expend more than the net award Landlord reasonably expects to be available for restoration of the Premises. If Landlord determines that the damages available for restoration of the Building and/or Project will not be sufficient to pay the cost of restoration, or if the condemnation damage award is required to be applied on account of any mortgage which encumbers any part of the Premises, Building and/or Project, Landlord may terminate this Lease by giving Tenant thirty (30) days prior notice specifying the termination date.

(c) If this Lease is not terminated after any such taking or condemnation, the Fixed Rent and the Additional Rent shall be equitably reduced in proportion to the area of the Premises which has been taken for the balance of the Term.

(d) If a part or all of the Premises shall be taken or condemned, all compensation awarded upon such condemnation or taking shall go to Landlord and Tenant shall have no claim thereto other than Tenant’s damages associated with Tenant’s good will, moving, storage and relocation; and Tenant hereby expressly waives, relinquishes and releases to Landlord any claim for damages or other compensation to which Tenant might otherwise be entitled because of any such taking or limitation of the leasehold estate hereby created, and irrevocably assigns and transfers to Landlord any right to compensation of all or a part of the Premises or the leasehold estate.

21. ESTOPPEL CERTIFICATE.

Each party shall, within ten (10) business days after the other party’s written request, execute, acknowledge and deliver to the other party a written instrument in recordable form certifying all information reasonably requested, including but not limited to, the following: that this Lease is unmodified and in full force and effect (or if there have been modifications, that it is in full force and effect as modified and stating the modifications), the Commencement Date, the expiration date of this Lease, the square footage of the Premises, the rental rates applicable to the Premises, the dates to which Fixed Rent, Additional Rent, and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the party signing such certificate, the requesting party is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge. It is intended that any such certification and statement delivered pursuant to this Article may be relied upon by any prospective purchaser of the Project or any mortgagee thereof or any assignee of Landlord’s interest in this Lease or of any mortgage upon the fee of the Premises or any part thereof.

22. DEFAULT.

(a) An “Event of Default” shall be deemed to have occurred if:

(i) Tenant fails to pay any installment of Fixed Rent or any amount of Additional Rent when due; provided, however, Landlord shall provide written notice of the failure to pay such Rent and Tenant shall have a five (5) day cure period from its receipt of such Landlord’s notice (facsimile receipt being deemed to be notice hereunder) within which to pay such Rent without creating a default hereunder. The late fee set forth in Article 5 hereof shall be due and payable as provided in said Article 5. No additional notice shall be required thereafter and Landlord shall be entitled to immediately exercise its remedies hereunder if payment is not received when due.

(ii) Tenant abandons the Premises (other than in the case of a permitted subletting or assignment) or vacates the Premises without adequate provision for security of the Premises.

(iii) Tenant fails to bond over a Construction Lien within the time period set forth in Article 11,

(iv) Tenant fails to observe or perform any of Tenant’s other non-monetary agreements or obligations herein contained within thirty (30) days after written notice specifying the default, or the expiration of such additional time period as is reasonably necessary to cure such default, provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such default,

(v) Tenant makes any assignment for the benefit of creditors,

(vi) a petition is filed or any proceeding is commenced against Tenant or by Tenant under any federal or state bankruptcy or insolvency law and such petition or proceeding is not dismissed within forty five (45) days,

(vii) a receiver or other official is appointed for Tenant or for a substantial part of Tenant’s assets or for Tenant’s interests in this Lease,

(viii) any attachment or execution against a substantial part of Tenant’s assets or of Tenant’s interests in this Lease remains unstayed or undismissed for a period of more than ten (10) days,

(ix) a substantial part of Tenant’s assets or of Tenant’s interest in this Lease is taken by legal process in any action against Tenant,

(x) unpermitted assignment or sublease in violation of Article 12, or

(xi) Tenant fails to maintain any insurance required to be maintained by Tenant under this Lease and same is not cured within ten (10) days after written notice from Landlord,

then, in any such event, an Event of Default shall be deemed to exist and Tenant shall be in default hereunder.

(b) Upon the occurrence of an Event of Default, then, and in any such event, Landlord, in addition to the other rights or remedies it may have under this Lease, at law or in equity and without prejudice to any of the same, shall have the option, without any notice to Tenant and with or without judicial process, to pursue any one or more of the following remedies:

(i) Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord.

(ii) Landlord may enter upon and take custodial possession of all or any portion of the Premises, lock out or remove Tenant and any other person occupying all or any portion of the Premises and alter the locks and other security devices at the Premises, all without demand or notice of any kind to Tenant and without Landlord being deemed guilty of trespass or becoming liable for any resulting loss or damage and without causing a termination or forfeiture of this Lease or of Tenant’s obligation to pay Rent. If Landlord changes the lock(s) to door(s) into the Premises and Tenant is then delinquent in the payment of Rent due hereunder, a new key will be provided to Tenant only if no default then exists by Tenant under this Lease and the amount of the delinquent Rent is paid to Landlord by cashier’s check or other payment medium of immediately available funds that is acceptable to Landlord in its sole discretion.

(iii) Landlord may enter all or any portion of the Premises and take possession of and remove any and all trade fixtures and other personal property situated thereon, without demand or notice of any kind to Tenant and without liability for trespass or conversion. Landlord may retain control over all such property for the purpose of foreclosing the liens and security interests, if any, described in Article 23 below by public or private sale. If Landlord takes possession of and removes personal property from the Premises, then prior to any disposition of the property by sale or until Tenant reclaims the property if no foreclosure by public or private sale is contemplated, Landlord may store it in a public warehouse or elsewhere at the cost of and for the account of Tenant without the resort to legal process and without becoming liable for any resulting loss or damage.

(iv) Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess the Premises by forcible detainer or forcible entry and detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease. If Tenant receives written notice of a termination of its right to possession, such notice will serve as both a notice to vacate, and a demand for possession of, the Premises, and Landlord may immediately thereafter initiate a forcible detainer action without any further demand or notice of any kind to Tenant.

(v) Landlord shall have all rights and remedies now or hereafter existing at law or in equity with respect to the enforcement of Tenant’s obligations hereunder and the recovery of the Premises. No right or remedy herein conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law. Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease.

(c) If Landlord enters and takes possession of all or any portion of the Premises after the occurrence of an Event of Default without electing to terminate this Lease, Landlord will have the right to relet all or any portion of the Premises on such terms as Landlord deems advisable. Landlord will not be required to incur any expenses to relet all or any portion of the Premises, although Landlord may at its option incur customary leasing commissions or other costs for the account of Tenant as Landlord shall deem necessary or appropriate to relet. In no event will the failure of Landlord to relet all or any portion of the Premises reduce Tenant’s liability for monthly Rent and other charges due under this Lease or for damages; provided, however, that neither the foregoing nor anything else contained in this Article shall relieve Landlord from any obligation under Texas law to mitigate the damages of Landlord arising as a result of an Event of Default by Tenant under this Lease and shall not be construed in any way as a provision or provisions which purports/purport to waive a right of Tenant to require that Landlord mitigate, or to exempt Landlord from a duty to mitigate (or from liability for its failure to satisfy such duty), Landlord’s damages arising due to an Event of Default by Tenant under this Lease. However, Landlord shall have no duty to mitigate damages caused by an Event of Default other than as specifically set forth in Section 91.006 of the Texas Property Code, as it may be amended. Landlord must have full possession of all of the Premises before any duty to mitigate damages will arise, and Landlord shall be conclusively deemed not to be in full possession of all of the Premises if any litigation or other proceeding is pending in which Tenant is asserting a right to regain possession of the Premises and/or disputing Landlord’s right to possession of the Premises. To satisfy Landlord’s obligation under Texas law to mitigate its damages following an Event of Default by Tenant under this Lease, Landlord must only retain a real estate broker (such broker can be the same as the broker that is leasing the other space in the Building and/or Project which is available for rent) to market the Premises and acknowledge through such broker that all portions of the Premises are available for lease, and such retention shall constitute prima facie evidence of reasonable efforts on the part of Landlord to relet the Premises; provided, however, in no event shall Landlord be obligated to (a) relet to an affiliate of Tenant or any party not acceptable to any mortgagee or ground lessor of Landlord, (b) relet all or any portion(s) of the Premises for less than the then market value of such Premises, or (c) relet all or any portion(s) of the Premises unless there is/are no other comparable space/spaces available for lease at the Project or any other property owned by Landlord or an affiliate of Landlord within a five (5) mile radius of the Project. Additionally, with respect to provisions of the laws of the State of Texas which require that Landlord use reasonable efforts to relet the Premises and mitigate its damages following an Event of Default, the following shall apply in determining whether efforts by Landlord to relet are reasonable: (1) Landlord may elect to lease other comparable, available space at the Project, if any, before reletting all or any portion of the Premises; (2) Landlord may elect to consent to the assignment or sublease by an existing tenant of the Project before reletting all or any portion of the Premises; (3) Landlord may decline to relet all or any portion of the Premises to a prospective tenant if the nature of such prospective tenant’s business is not consistent with the tenant mix of the Project or with any other tenant leases that contain provisions prohibiting Landlord from leasing space at the Project for certain uses, or if the nature of such prospective tenant’s business may have an adverse impact on the manner in which the Project is operated or upon the reputation of the Project even though in each of such circumstances such prospective tenant may have a good credit rating; and (4) before reletting all or any portion of the Premises to a prospective tenant, Landlord may require that such prospective tenant demonstrate the same financial capacity that Landlord would require as a condition to leasing other space at the Project to a prospective tenant. Without causing a surrender or forfeiture or termination of this Lease after the occurrence and during the continuance of an Event of Default, Landlord may: (i) relet all or any portion of the Premises for a term or terms to expire at the same time as, earlier than, or subsequent to, the expiration of the Term; (ii) remodel or change the use and character of all or any portion of the Premises; and (iii) grant rent concessions in reletting all or any portion of the Premises, if necessary in Landlord’s reasonable judgment, without reducing Tenant’s obligation for Rent specified in this Lease. The rent earned from reletting all or any portion of the Premises shall applied first, to the payment of any indebtedness other than Rent due from Tenant to Landlord, second, to the payment of any cost of such reletting including, without limitation, refurbishing costs and leasing commissions, and third, to the payment of Rent due and unpaid under this Lease. If the rent earned from reletting all or any portion of the Premises, after payment of such indebtedness and/or reletting costs, is insufficient to satisfy the payment when due of Rent reserved under this Lease for any monthly period, then Tenant shall pay to Landlord upon demand the amount of such deficiency. If such rent, after payment of such indebtedness and/or reletting costs, is greater than the Rent reserved under this Lease, Landlord may retain such excess. Reletting of the Premises after the occurrence of an Event of Default shall not be construed as an election to terminate this Lease and, notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease. Notwithstanding anything to the contrary in this Article, provided that Landlord has not terminated this Lease with respect to the space re-let to a substitute tenant, upon the default by any substitute tenant or upon the expiration or any earlier termination of such substitute tenant’s lease term before the expiration of the Term, Landlord may, at Landlord’s sole election, either relet to still another substitute tenant or otherwise exercise its rights under this Article.

(d) Upon the occurrence of an Event of Default, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. If Landlord elects to continue this Lease in full force and effect pursuant to this Article, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due. Landlord’s election not to terminate this Lease pursuant to this Article or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.

(e) After any termination of this Lease, Landlord will be entitled to recover all unpaid Rent that has accrued through the date of termination plus the costs of performing any of Tenant’s obligations (other than the payment of Rent) that should have been but were not satisfied as of the date of such termination. Landlord will also be entitled to recover the amounts set forth in Article 22(f) below if such termination occurs after the occurrence and during the continuance of an Event of Default.

(f) If, after the occurrence of an Event of Default, Landlord either (1) terminates this Lease, or (2) repossesses the Premises without electing to terminate this Lease, then Landlord will be entitled to recover, not as rent or a penalty but as compensation for Landlord’s loss of the benefit of its bargain with Tenant and without in any way limiting amounts otherwise payable by Tenant to Landlord pursuant to the provisions of this Article (for example, costs to obtain possession of the Premises), the difference between (i) an amount equal to the present value of the Rent that this Lease provides Tenant will pay for the remainder of the Term (including, without limitation, the balance of any then effective extension thereof), and (ii) the present value of the future rentals (net of market leasing commissions, costs to refurbish the Premises, and any other costs Landlord would anticipate incurring in connection with a reletting of the Premises), if any, for such period that will be, or with reasonable efforts could be, collected by Landlord in connection with a reletting of all or any portion of the Premises (and in determining the amount of such future rentals, the factors to be taken into account shall include, without limitation, the time necessary to relet the Premises and market rental concessions), in each case discounted to present value using an interest rate of six percent (6%) per annum.

(g) Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in: (i) obtaining possession of the Premises; (ii) removing and storing Tenant’s or any other occupant’s property; (iii) repairing, restoring, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant; (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work and other costs incidental to such reletting); (v) performing Tenant’s obligations that Tenant failed to perform; (vi) enforcing, or advising Landlord of, its rights, remedies and recourses arising out of the Event of Default; and (vii) the unamortized portion (as reasonably determined by Landlord) of brokerage and consulting fees incurred by Landlord in connection with this Lease.

(h) All rights, options and remedies of Landlord contained in this Article and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. The exercise, or beginning of the exercise, by Landlord of any one or more of the rights or remedies provided for in this Lease or existing at law or in equity, or otherwise, shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies so provided for or so existing. Landlord’s pursuit of any remedy specified in this Lease will not constitute an election to pursue that remedy only, nor preclude Landlord from pursuing any other remedy available at law or in equity, nor constitute a forfeiture or waiver of any rent or other amount due to Landlord as described below. Nothing in this Article shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease. The obligations of Tenant under this Article shall survive the expiration or any earlier termination of this Lease.

(i) Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (a) any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after a termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, (b) the benefits of any present or future law which exempts property from liability for debt or for distress for rent, (c) Tenant’s right to bring a declaratory judgment action with respect to any notice of violation or default sent pursuant to any provision of this Lease, and (d) Tenant’s right to seek injunctive relief that would stay, extend, or otherwise toll any of the time limitations or provisions of this Lease or any notice sent pursuant thereto; provided, however, that the foregoing shall in no manner prevent Tenant from exercising, and/or impair Tenant’s ability to exercise, any and all rights and remedies available to it under the Texas Property Code which are not capable of being superceded by the provisions of this Lease. Any violation of the preceding sentence shall constitute an Event of Default entitling Landlord, in addition to all other remedies available to it under this Lease or at law or in equity, to terminate this Lease or Tenant’s right to possession of the Premises.

(j) Without limiting the generality of the foregoing, if there is an Event of Default by Tenant hereunder, Landlord, without being required to give Tenant any notice or opportunity to cure, may (but shall not be obligated to do so), in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys’ fees and other legal expenses, together with interest at the Default Rate from the dates of Landlord’s incurring of costs or expenses.

(k) Any sums payable by Tenant hereunder, which are not paid after the same shall be due, shall bear interest from that day until paid at the rate of four percent (4%) over the then Prime Rate as published daily under the heading “Money Rates” in The Wall Street Journal, unless such rate be usurious as applied to Tenant, in which case the highest permitted legal rate shall apply (the “Default Rate”).

(l) No delay or forbearance by Landlord in exercising any right or remedy hereunder, or Landlord’s undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord shall be construed, respectively, to be a waiver of Landlord’s rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter. Waiver by Landlord of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or failure by Landlord to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord’s right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach. Landlord’s receipt and acceptance of any payment from Tenant which is tendered not in conformity with the provisions of this Lease or following an Event of Default (regardless of any endorsement or notation on any check or any statement in any letter accompanying any payment) shall not operate as an accord and satisfaction or a waiver of the right of Landlord to recover any payments then owing by Tenant which are not paid in full, or act as a bar to the termination of this Lease and the recovery of the Premises because of Tenant’s previous default.

(m) Nothing herein contained shall limit or prejudice the right of Landlord to exercise any or all rights and remedies available to Landlord by reason of default or to prove for and obtain in proceedings under any bankruptcy or insolvency laws, an amount equal to the maximum allowed by any law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damage referred to above.

23. LANDLORD’S LIEN.

In addition to any applicable common law or statutory lien, none of which are to be deemed waived by Landlord, Landlord shall have, at all times, and Tenant hereby grants to Landlord, a valid lien and security interest to secure payment of all rentals and other sums of money becoming due hereunder from Tenant, and to secure payment of any damages or loss which Landlord may suffer by reason of the breach by Tenant of any covenant, agreement or condition contained herein, upon all goods, wares, equipment, fixtures, furniture, improvements and other personal property of Tenant which may hereafter be situated on the Premises, and all proceeds therefrom, and such property shall not be removed therefrom without the consent of Landlord until all arrearage in Rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged and all the covenants, agreements and conditions hereof have been fully complied with and performed by Tenant. Upon the occurrence of an Event of Default by Tenant, but subject to Tenant’s lender rights, if any, after the expiration of all stated notice and cure periods, Landlord may, in addition to any other remedies provided herein, peaceably enter upon the Premises and take possession of any and all goods, wares, equipment, fixtures, furniture, improvements and other personal property of Tenant situated on the Premises, without liability for trespass or conversion, and sell the same at public or private sale, with or without having such property at the sale, after giving Tenant reasonable notice of time and place of any public sale or of the time after which any private sale is to be made, at which sale Landlord or its assigns may purchase unless otherwise prohibited by law. Unless otherwise provided by law, and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable notice shall be met if such notice is given in the manner prescribed in Article 28 of this Lease at least five (5) days before the time of sale. The proceeds from any such disposition, less all expenses connected with the taking of possession, holding and selling of the property (including reasonable attorneys’ fees and other expenses), shall be applied as a credit against the indebtedness secured by the security interest granted in this Article 23. Any surplus shall be paid to Tenant or as otherwise required by law; and Tenant shall pay any deficiencies forthwith. Upon request by Landlord, Tenant agrees to execute and deliver to Landlord a financing statement in form sufficient to perfect the security interest of Landlord in the aforementioned property and proceeds thereof under the provisions of the Uniform Commercial Code in force in the State of Texas. Landlord covenants and agrees to subordinate the lien granted hereunder to any commercial, institutional or venture lender which Tenant grants a security interest in Tenant’s property upon request of Tenant. Accordingly, Tenant agrees to execute a mutually acceptable form of Landlord’s subordination agreement which includes reasonable lender access rights.

24. LANDLORD’S DEFAULT. In the event Landlord fails to perform any of its obligations under this Lease and (except in case of emergency posing an immediate threat to persons or property, in which case no prior notice shall be required) fails to cure such default within thirty (30) days after written notice from Tenant specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period and thereafter continuously with due diligence prosecute such cure to completion where such default could not reasonably be cured within said thirty (30) day period, then Tenant may proceed in equity or at law to compel Landlord to perform its obligations and/or to recover actual damages proximately caused by such failure to perform (except to the extent Tenant has waived its right to damages resulting from injury to person or damage to property as provided herein).

25. SURRENDER.

Tenant shall, at the expiration or earlier termination of the Term, promptly quit and surrender the Premises in good order and condition and in conformity with the applicable provisions of this Lease, excepting only reasonable wear and tear and damage by fire or other insured casualty. Tenant shall have no right to hold over beyond the expiration or earlier termination of the Term and if Tenant shall fail to deliver possession of the Premises as herein provided, such occupancy shall constitute a tenancy at sufferance. During any period of occupancy beyond the expiration of the Term the amount of Rent owed to Landlord by Tenant shall automatically become one hundred fifty percent (150%) of the sum of the Rent as those sums are at that time calculated under the provisions of this Lease. If Tenant fails to surrender the space within thirty (30) days of the expiration or earlier termination date of this Lease, Landlord may elect to automatically extend the Term for an additional month or additional year, at Landlord’s option, with a Rent of one hundred fifty percent (150%) of the sum of the Rent as those sums are at that time calculated under the provisions of this Lease. The acceptance of Rent by Landlord or the failure or delay of Landlord in notifying Tenant or taking possession of the Premises following the expiration or sooner termination of the Term shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including attorneys’ fees, incurred by Landlord as a result of such holdover. Tenant shall also be liable to Landlord for all damage which Landlord suffers because of any holding over by Tenant, and Tenant shall indemnify Landlord against all claims made by any other tenant or prospective tenant against Landlord resulting from delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant. The provisions of this Article 25 shall survive the expiration or earlier termination of this Lease.

26. RULES AND REGULATIONS.

During the Term, Tenant and its employees, agents, invitees and licenses shall comply with all Rules and Regulations specified on Exhibit “C” attached hereto and made a part hereof, together with all reasonable rules and regulations as Landlord may from time to time promulgate provided they do not increase the financial burdens of Tenant or unreasonably restrict Tenant’s rights under this Lease. Tenant’s right to dispute the reasonableness of any changes in or additions to the Rules and Regulations shall be deemed waived unless asserted to Landlord within ten (10) business days after Landlord shall have given Tenant written notice of any such adoption or change. In case of any conflict or inconsistency between the provisions of this Lease and any Rules and Regulations, the provisions of this Lease shall control. Landlord shall have no duty or obligation to enforce any Rule and Regulation, or any term, covenant or condition of any other lease, against any other tenant, and Landlord’s failure or refusal to enforce any Rule or Regulation or any term, covenant or condition of any other lease against any other tenant shall be without liability of Landlord to Tenant. However, if Landlord does enforce Rules or Regulations, Landlord shall endeavor to enforce same equally in a non-discriminatory manner.

27. GOVERNMENTAL REGULATIONS.

(a) Tenant shall, at Tenant’s sole expense, (a) comply with all laws, orders, ordinances, and regulations of federal, state, county, and municipal authorities having jurisdiction over the Premises, (b) comply with any directive, order or citation made pursuant to law by any public officer requiring abatement of any nuisance or which imposes upon Landlord or Tenant any duty or obligation arising from Tenant’s occupancy or use of the Premises or from conditions which have been created by or at the request or insistence of Tenant, or required by reason of a breach of any of Tenant’s obligations hereunder or by or through other fault of Tenant, (c) comply with all insurance requirements applicable to the Premises and (d) indemnify and hold Landlord harmless from any loss, cost, claim or expense which Landlord incurs or suffers by reason of Tenant’s failure to comply with its obligations under clauses (a), (b) or (c) above, provided that in the event any Law would require the construction of any Alterations in the Premises, Tenant shall not pay for such Alterations, unless such Alterations are necessitated because of Tenant’s Permitted Uses. If Tenant receives notice of any such directive, order, or citation, or of any violation of any law, order, ordinance, regulation or any insurance requirement, Tenant shall promptly notify Landlord in writing of such alleged violation and furnish Landlord with a copy of such notice.

(b) Without limiting the generality of the foregoing, Tenant shall (i) obtain, at Tenant’s expense, before engaging in Tenant’s business or profession within the Premises, all necessary licenses and permits including (but not limited to) state and local business licenses or permits, and (ii) remain in compliance with and keep in full force and effect at all times all licenses, consents and permits necessary for the lawful conduct of Tenant’s business or profession at the Premises. Tenant shall pay all personal property taxes, income taxes and other taxes, assessments, duties, impositions and similar charges which are or may be assessed, levied or imposed upon Tenant and which, if not paid, could be liened against the Premises or against Tenant’s property therein or against Tenant’s leasehold estate.

(c) Landlord shall be responsible for compliance with Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. §12181 et seq. and its regulations, (collectively, the “ADA”) (i) as to the design and construction of exterior common areas (e.g. sidewalks and parking areas) and (ii) with respect to the initial design and construction by Landlord of Landlord’s Work. Except as set forth above in the initial sentence hereto, Tenant shall be responsible for compliance with the ADA in all other respects concerning the use and occupancy of the Premises, which compliance shall include, without limitation (i) provision for full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of the Premises as contemplated by and to the extent required by the ADA, (ii) compliance relating to requirements under the ADA or amendments thereto arising after the date of this Lease and (iii) compliance relating to the design, layout, renovation, redecorating, refurbishment, alteration, or improvement to the Premises made or requested by Tenant at any time following Substantial Completion of Landlord’s Work.

28. NOTICES.

Wherever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand shall be deemed to have been duly given or served if in writing and either: (i) personally served; (ii) delivered by pre-paid nationally recognized overnight courier service (e.g. Federal Express) with evidence of receipt required for delivery; (iii) forwarded by registered or certified mail, return receipt requested, postage prepaid; (iv) facsimile with a copy mailed by first class United States mail or (v) e-mailed with evidence of receipt and delivery of a copy of the notice by first class United States mail; in all such cases addressed to the parties at the addresses set forth in Article 1(n) hereof. Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Either party hereto may change its address to which said notice shall be delivered or mailed by giving written notice of such change to the other party hereto, as herein provided.

29. BROKERS.

Landlord and Tenant each represents and warrants to the other that such party has had no dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder other than the Broker identified in Article 1(1), if any; and that otherwise no broker or finder called the Premises to Tenant’s attention for lease or took any part in any dealings, negotiations or consultations with respect to the Premises or this Lease. Each party shall indemnify and hold the other harmless from and against all liability, cost and expense, including attorneys’ fees and court costs, arising out of any misrepresentation or breach of warranty under this Article. Landlord shall be responsible for the payment of all commissions owed to the Broker pursuant to the terms of a separate written agreement between Landlord and the Broker.

30. CHANGE OF BUILDING/PROJECT NAME.

Landlord reserves the right at any time and from time to time to change the name by which the Building and/or Project is designated, provided that Landlord shall reimburse Tenant for reasonable costs for Tenant’s stationery if any change to the stationery is required because of such change.

31. LANDLORD’S LIABILITY.

Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building; and, upon termination of that ownership and delivery of the Security Deposit to the new owner, Tenant, except as to any obligations which are then due and owing, shall look solely to Landlord’s successor in interest in the Building for the satisfaction of each and every obligation of Landlord hereunder. Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Building of which the Premises form a part and to any rents or profits of Landlord derived solely from Landlord’s ownership of the Building for the satisfaction of any claim, remedy or cause of action accruing to Tenant as a result of the breach of any Article of this Lease by Landlord. In addition to the foregoing, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, member, partner, shareholder, officer, director, partner, agent or employee of Landlord, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the above-named individuals and entities.

32. AUTHORITY.

Tenant represents and warrants to Landlord that (a) Tenant is duly organized, validly existing and legally authorized to do business in the State of Texas, and (b) the persons executing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant. Landlord represents and warrants to Tenant that: (a) Landlord is the owner of the Building and the Project; (b) Landlord has the authority to enter into this Lease; and (c) the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of Landlord.

33. NO OFFER.

Landlord’s submission of this Lease does not constitute a reservation of or option for the Premises or of any other space within the Building or in other buildings owned or managed by Landlord or its affiliates. This Lease shall become effective as a Lease only upon the execution and legal delivery thereof by both parties hereto.

34. RENEWAL.

(a) Provided (i) there is not an uncured default by Tenant (for which Landlord has notified Tenant and provided a reasonable cure period) then existing at the time of exercise of the renewal option or at the time of commencement of the Renewal Term (as hereinafter defined), (ii) Tenant, its approved assignee or its approved subtenant (including, without limitation, any transferee under Section 12(j) above), is occupying at least two full floors of the total net rentable area of the Premises (consisting of approximately 42,000 square feet of rentable floor area), and (iii) this Lease is in full force and effect, Tenant may renew this Lease for two (2) term(s) (each a “Renewal Term”) of five (5) years each beyond the end of the initial Term or then expiring Renewal Term. Tenant shall furnish written notice of intent to renew no later than twelve (12) months prior to the expiration of the initial Term, or then expiring Renewal Term, failing which, such renewal right shall be deemed waived; time being of the essence.

(b) The terms and conditions of this Lease during each Renewal Term shall remain unchanged except that (i) the annual Fixed Rent for the first Renewal Term shall be at ninety-five percent (95%) of the then current Fair Market Rent (as such term is hereinafter defined) multiplied by the number of square feet of Rentable Area of the Premises and (ii) the annual Fixed Rent for the second Renewal Term shall be at one hundred percent (100%) of the then current Market Rent multiplied by the number of square feet of Rentable Area of the Premises. All factors regarding Additional Rent shall remain unchanged, and the terms of this Lease relating to leasehold improvements (including Exhibit “D” to this Lease) shall be of no force or effect and Tenant shall be deemed to accept the Premises in its “AS IS, WHERE IS, WITH ALL FAULTS” condition, unless Landlord and Tenant mutually agree upon an improvement or refurbishment allowance.

(c) Anything herein contained to the contrary notwithstanding, Tenant shall have no right to renew the initial Term hereof other than or beyond the two Renewal Terms hereinabove described. Landlord and Tenant shall execute not less than six (6) months prior to the expiration of the initial Term, or then expiring Renewal Term, an appropriate amendment to this Lease, in form and content satisfactory to each of them, memorializing the extension of the initial Term or the then expiring Renewal Term.

For purposes of this Lease, “Fair Market Rent” means the fair market rental rate per square foot of Rentable Area of Premises (taking into account the “as is” condition of the Premises, all rent concessions and inducements, the location, quality and age of the Building, floor level, extent of leasehold improvements, extent of service to be provided, distinction between “gross” and “net” lease, or any other relevant term or condition) for a comparable lease term to comparable tenants for space of comparable size in comparable buildings with comparable quality of finish out in the area immediately surrounding the Building in the Austin, Texas Southwest submarket, but excluding from such evaluation any alterations installed in the Premises at the sole cost of Tenant. If Landlord and Tenant cannot agree on the Fair Market Rent within sixty (60) days after Tenant’s exercise of the renewal option, “Fair Market Rent” shall be determined in the following manner:

If Landlord and Tenant fail to agree upon the Fair Market Rent within the sixty (60) day period provided above, then Landlord and Tenant will provide written notice to one another of their respective estimate of the Fair Market Rent within ten (10) days after the expiration of such sixty (60) day period. Tenant shall create a list of not less than three commercial real estate brokers having at least 10 years each of experience leasing commercial office space in Austin, Texas. Landlord shall have approval rights over such list of brokers. Once Landlord has approved the list, Tenant shall select one broker from such list of brokers. Using his or her professional expertise and experience, the broker so selected by Tenant, within fifteen (15) days thereafter, shall determine which of the two parties’ opinion of Fair Market Rent is correct or most closely reflects the broker’s opinion of Fair Market Rent. The broker must choose one of the party’s opinion of Fair Market Rent, cannot substitute his or her opinion of the Fair Market Rent and such determination will be binding on Landlord and Tenant, and the rental will be adjusted as set out above. The cost of such broker serving in such capacity will be split between the parties.

The exercise by Tenant of its renewal options set forth herein must be made, if at all, by written notice executed by Tenant and delivered to Landlord on or before the dates set forth hereinabove. Once Tenant shall exercise a renewal option, Tenant may not thereafter revoke such exercise. Tenant’s failure to exercise timely a renewal option for any reason whatsoever shall conclusively be deemed a waiver of such renewal option and all future renewal options, if any. Upon the exercise by Tenant of its option in respect of the Renewal Term, the term “Term”, as otherwise defined and used in this Lease, shall mean the Term, as extended for the Renewal Term. Any termination, cancellation or surrender of this Lease shall terminate any right of renewal for any Renewal Term in respect of the portion of the Premises as to which this Lease is terminated, canceled or surrendered.

35. INTENTIONALLY DELETED.

36. INTENTIONALLY DELETED.

37. INTENTIONALLY DELETED.

38. TENANT FINANCIAL INFORMATION.

Any time during the Term (but not more than once during any twelve (12) month period unless a default has occurred under this Lease or Landlord has a reasonable basis to suspect that Tenant has suffered a material adverse change in its financial position) upon not less than thirty (30) days prior written request from Landlord, Tenant shall deliver to Landlord: accurate, complete and detailed financial statements of Tenant audited by an independent certified public accountant for the last applicable calendar year; and (ii) current bank references for Tenant. In the event Tenant becomes a publicly traded company governed by the SEC filing quarterly and annual financial statements, Tenant shall not have any requirement to provide Landlord such financial statements. Tenant’s failure to strictly comply with this Article shall constitute a material Event of Default by Tenant under this Lease. Landlord shall keep all information provided hereunder strictly confidential.

39. MISCELLANEOUS PROVISIONS.

(a) Successors. The respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns; provided,

however, that no rights shall inure to the benefit of any successors or assigns of Tenant unless Landlord’s written consent for the transfer to such successor and/or assignee has first been obtained as provided in Article 12 hereof.

(b) Governing Law. This Lease shall be construed, governed and enforced in accordance with the laws of the State of Texas, without regard to principles relating to conflicts of law.

(c) Severability. If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

(d) Captions. Marginal captions, titles or exhibits and riders and the table of contents in this Lease are for convenience and reference only, and are in no way to be construed as defining, limiting or modifying the scope or intent of the various provisions of this Lease.

(e) Gender. As used in this Lease, the word “person” shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and the words of any gender shall mean to include any other gender.

(f) Entire Agreement. This Lease, including the Exhibits and any Riders hereto (which are hereby incorporated by this reference, except that in the event of any conflict between the printed portions of this Lease and any Exhibits or Riders, the term of such Exhibits or Riders shall control), supersedes any prior discussions, proposals, negotiations and discussions between the parties and this Lease contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest. Without in any way limiting the generality of the foregoing, this Lease can only be extended pursuant to the terms hereof, and in Tenant’s case, in accordance with the terms hereof, with the due exercise of an option (if any) contained herein pursuant to a written agreement signed by both Landlord and Tenant specifically extending the Term. No negotiations, correspondence by Landlord or offers to extend the Term shall be deemed an extension of the termination date for any period whatsoever.

(g) Counterparts. This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument.

(h) Telefax Signatures. A signature of either party sent by facsimile or by an email PDF file, whether upon this Lease or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature.

(i) Calculation of Time. In computing any period of time prescribed or allowed by any provision of this Lease, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday, or legal holiday. Unless otherwise provided herein, all Notices and other periods expire as of 5:00 p.m. (local time in Austin, Texas) on the last day of the Notice or other period.

(j) No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person, firm, corporation, or other legal entity may acquire or hold, directly or indirectly, this Lease of the leasehold estate and the fee estate in the Premises or any interest in such fee estate, without the prior written consent of Landlord’s mortgagee.

(k) Time of the Essence. TIME IS OF THE ESSENCE IN ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS.

(l) Recordation of Lease. Tenant shall not record this Lease or any memorandum or other notice hereof.

(m) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity.

(n) No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant. This Lease establishes a relationship solely of that of a landlord and tenant.

(o) Guaranty. [Intentionally deleted].

(p) No Presumption Against Drafter. This Lease has been freely negotiated by both parties, and, in the event of any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease, or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

(q) Force Majeure. If by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Landlord’s reasonable control, Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provisions of this Lease or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, or is unable to fulfill or is delayed in fulfilling any of Landlord’s other obligations under this Lease, no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Fixed Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

40. WAIVER OF TRIAL BY JURY.

TENANT AND LANDLORD EACH AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS LEASE OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER IS GIVEN KNOWINGLY, WILLINGLY AND VOLUNTARILY BY TENANT AND LANDLORD, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LANDLORD AND TENANT REPRESENT AND WARRANT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. LANDLORD AND TENANT FURTHER REPRESENT AND WARRANT THAT EACH HAS BEEN REPRESENTED IN THE TRANSACTION EVIDENCED BY THIS LEASE BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF SUCH PARTY’S OWN FREE WILL, AND THAT EACH HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH SUCH COUNSEL. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO ENTERING INTO THIS LEASE. LANDLORD OR TENANT, AS APPLICABLE, IS AUTHORIZED TO FILE A COPY OF THIS ARTICLE IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY LANDLORD OR TENANT, AS APPLICABLE. THE PROVISIONS OF THIS ARTICLE SHALL SURVIVE THE EXPIRATION OR ANY EARLIER TERMINATION OF THIS LEASE.

41. CONSENT TO JURISDICTION.

Any action brought to enforce or interpret this Lease shall be brought in the appropriate jurisdiction in Travis County, Texas.

42. OFAC.

Tenant represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the

Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ. L. No. 101-513; the United Nations Participation Act, 22 U.S.C. §2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§5311 et. seq.). Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing representation, warranty and covenant. The breach of this representation, warranty and covenant by Tenant shall be an immediate Event of Default under this Lease without cure.

43. TENANT’S EXPENSE PAYMENTS.

TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS, IF ANY, AVAILABLE TO TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED, SUCCEEDED AND/OR RENUMBERED.

44. TAX PROTEST; WAIVER OF DTPA.

(a) Tenant has no right to protest the real property tax rate applicable to the Project and/or the appraised value of the Project determined by any taxing authority. Tenant hereby knowingly, voluntarily and intentionally waives and releases any right, whether created by law or otherwise, to do any of the following: (1) to file or otherwise protest before any taxing authority any such rate or value determination even though Landlord may elect not to file any such protest; (2) to appeal any order of a taxing authority which determines any such protest; and (3) to receive, or otherwise require that Landlord deliver to Tenant, a copy of any reappraisal notice received by Landlord from any taxing authority. The foregoing waiver and release covers and includes any and all rights, remedies and recourse of Tenant, now or at any time hereafter, under Section 41.413 and Section 42.015 of the Texas Tax Code (as currently enacted or hereafter modified) together with any other or further laws, rules or regulations covering the subject matter thereof. Tenant acknowledges and agrees that the foregoing waiver and release was bargained for by Landlord and Landlord would not have agreed to enter into this Lease in the absence of this waiver and release. Notwithstanding the foregoing, Landlord will inform Tenant of the status of any pending tax protest if Tenant so requests in writing.

(b) PURSUANT TO, AND TO THE EXTENT PERMITTED BY SECTION 17.42 OF THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT (TEX. BUS. & COM. CODE ANN. §17.41, ET. SEQ.), LANDLORD AND TENANT EACH WAIVE THEIR RESPECTIVE RIGHTS UNDER THE TEXAS

DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND AGREE THAT SUCH ACT SHALL HAVE NO APPLICABILITY TO THIS LEASE, EXCEPT THAT SUCH WAIVER SHALL NOT APPLY TO SECTION 17.555 OF SUCH ACT. AFTER CONSULTATION WITH AN ATTORNEY OF LANDLORD’S OWN SELECTION, LANDLORD VOLUNTARILY CONSENTS TO THE FOREGOING WAIVER BY IT. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THE FOREGOING WAIVER BY IT.

45. NO MERGER.

The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant’s interest under any or all such subleases.

46. NO IMPLIED WARRANTIES.

EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, TENANT SHALL CONTINUE TO PAY RENT AND ALL AMOUNTS DUE HEREUNDER, WITHOUT ABATEMENT, SETOFF OR DEDUCTION NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED. TENANT HAS HAD A FULL AND FAIR OPPORTUNITY TO INSPECT THE PREMISES AND FINDS THAT THE PREMISES SUIT TENANT’S PURPOSES. TENANT HAS KNOWLEDGE OF THE PREMISES AND WITH THIS KNOWLEDGE HAS VOLUNTARILY AGREED TO DISCLAIM THE IMPLIED WARRANTY OF SUITABILITY. BOTH LANDLORD AND TENANT HAVE EXPRESSLY BARGAINED FOR AND AGREED TO THIS DISCLAIMER. FOR AND IN CONSIDERATION OF THE EXECUTION OF THIS LEASE, LANDLORD AND TENANT AGREE THAT LANDLORD WOULD NOT HAVE SIGNED THIS LEASE BUT FOR THE DISCLAIMERS SET FORTH ABOVE, AND TENANT WAIVES ANY WARRANTY REGARDING THE PREMISES EXCEPT THOSE EXPRESSLY PROVIDED IN THIS LEASE.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

LANDLORD:

BRANDYWINE ACQUISITION PARTNERS LP, a Delaware limited partnership

By:	BDN Properties I Inc.,
a Delaware corporation,
its general partner

	By:	/s/ WILLIAM J REISTON
	Name:	William J. Reiston
	Title:	V P

	By:	/s/ CHRISTOPHER M. HIPPS
	Name:	Christopher M. Hipps
	Title:	Executive V P

TENANT:

SOLARWINDS.NET, INC., an Oklahoma corporation,

By:	/s/ MICHAEL S. BENNETT
Name:	Michael S. Bennett
Title:	CEO / Chairman

EXHIBIT “A”

SPACE PLAN

Exhibit A – Page 1

EXHIBIT “B”

Tenant: Solar Winds

Premises: 3711 South Mo-Pac Expressway

Building Two

Austin, Texas 78746

Square Footage: 65,437

Suite Number: 100

COMMENCEMENT NOTICE

THIS COMMENCEMENT NOTICE is delivered this     day of         , 200    , by BRANDYWINE ACQUISITION PARTNERS LP, a Delaware limited partnership, with an office at 555 East Lancaster Avenue, Suite 100, Radnor, PA 19087 (“Landlord”) to SolarWinds.Net, Inc., with its principal place of business at 3711 South Mo-Pac Expressway, Building Two, Suite 100, Austin, Texas 78746 (“Tenant”), pursuant to the provisions of Article 3(a) of that certain Lease dated as of January     , 2008 by and between Landlord and Tenant, covering certain premises located at 3711 South Mo-Pac Expressway, Building Two, Suite 100, Austin, Texas 78746. All capitalized terms, if not defined herein, shall be defined as they are defined in the Lease.

WITNESSETH:

1. The date of                 , 200     is the “Commencement Date” of the Term, and the date                      is the expiration date of the Lease.

2. The Premises have been delivered to and accepted by the Tenant, subject to the completion of “punch list” items.

3. The improvements, including the Landlord’s Work, required to be furnished according to the Lease by Landlord have been Substantially Completed;

4. Landlord has fulfilled all of its duties of an inducement nature or are otherwise set forth in the Lease;

5. There are no currently existing offsets or credits against rentals, and the $1,500,000 Security Deposit has been delivered to Landlord as provided in the Lease;

6. That there is no default by Landlord or Tenant under the Lease and the Lease is in full force and effect.

7. Tenant’s Building Number is Two and its Lease Number is             . This information must accompany each Rent check or wire payment.

Exhibit B – Page 1

8. Tenant’s Notice Address is:	Tenant’s Billing Address is:

3711 South Mo-Pac Expressway	3711 South Mo-Pac Expressway
Building Two	Building Two
Suite 100	Suite 100
Austin, Texas 78746	Austin, Texas 78746
Attn: General Counsel	Attn: General Counsel
Phone No.:	Phone No.:
Fax No.: (512)597-0882	Fax No.: (512)597-0882
E-mail: bryan.sims@solarwinds.com	E-mail: bryan.sims@solarwinds.com

9. This Commencement Notice, and each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, Landlord and Tenant, and their respective successors and assigns, subject to the restrictions upon assignment and subletting contained in the Lease.

10. As provided in Article 3(a) of the Lease, Tenant’s failure to object to the provisions of this Commencement Notice within ten (10) days of its delivery shall be deemed to be Tenant’s acceptance of the dates and other factual matters recited herein.

LANDLORD:

BRANDYWINE ACQUISITION PARTNERS LP, a Delaware limited partnership

By:	BDN Properties I Inc.,
a Delaware corporation,
its general partner

By:
Name:
Title:

By:
Name:
Title:

Exhibit B – Page 1

EXHIBIT “C”

BUILDING RULES AND REGULATIONS

Landlord reserves the right to rescind any of these rules and make such other and further reasonable and non-discriminatory rules and regulations as in the judgment of Landlord shall from time to time be needed for the safety, protection, care and cleanliness of the Project, the operations thereof, the preservation of good order therein and the protection and comfort of its tenants, their agents, employees and invitees (so long as such rules do not materially and adversely interfere with Tenant’s occupancy and use of the Premises), which rules when made and notice thereof given to Tenant shall be binding upon him, her or it in a like manner as if originally prescribed.

1.	Sidewalks, entrances, passages, elevators, vestibules, stairways, corridors, halls, lobby and any other part of the Building shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress or egress to and from each tenant’s premises. Landlord shall have the right to control and operate the common portions of the Building and exterior facilities furnished for common use of the tenants (such as the eating, smoking, and parking areas) in such a manner as Landlord deems appropriate.

2.	No awnings or other projections shall be attached to the outside walls of the Building without Landlord’s prior written consent. All drapes, or window blinds, must be of a quality, type and design, color and attached in a manner approved by Landlord.

3.	No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, or placed in hallways or vestibules without Landlord’s prior written consent.

4.	Rest rooms and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no debris, rubbish, rags or other substances shall be thrown therein. Only standard toilet tissue may be flushed in commodes. All damage resulting from any misuse of these fixtures shall be the responsibility of the tenant who, or whose employees, agents, visitors, clients, or licensees shall have caused same.

5.	No tenant, without Landlord’s prior consent, shall mark, paint, drill into, bore, cut or string wires or in any way deface any part of the Premises or the Building of which they form a part except for the reasonable hanging of decorative or instructional materials on the walls of the Premises.

6.	Tenants shall not construct or maintain, use or operate in any part of the project any electrical device, wiring or other apparatus in connection with a loud speaker system or other sound/communication system which may be heard outside the Premises. Any such communication system to be installed within the Premises shall require prior written approval of Landlord.

7.	No mopeds, skateboards, scooters or other vehicles and no animals, birds or other pets of any kind shall be brought into or kept in or about the Building.

Exhibit C – Page 1

8.	No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from its premises.

9.	No space in the Building shall be used for the manufacture of goods for sale in the ordinary course of business, or for sale at auction of merchandise, goods or property of any kind.

10.	No tenant, or employees of tenant, shall make any unseemly or disturbing noises or disturb or interfere with the occupants of this or neighboring buildings or residences by voice, musical instrument, radio, talking machines, whistling, singing, or in any way. All passage through the Building’s hallways, elevators, and main lobby shall be conducted in a quiet, business-like manner. Skateboarding, rollerblading and rollerskating shall not be permitted in the Building or in the common areas of the Project.

11.	No tenant shall throw anything out of the doors, windows, or down corridors or stairs of the Building.

12.	Tenant shall not place, install or operate on the Premises or in any part of the Project, any engine, stove or machinery or conduct mechanical operations or cook thereon or therein (except for coffee machine, microwave oven, toasters and/or vending machine), or place or use in or about the Premises or Project any explosives, gasoline, kerosene oil, acids, caustics or any other flammable, explosive, or hazardous material without Landlord’s prior written consent.

13.	No smoking is permitted in the Building, including but not limited to the Premises, rest rooms, hallways, elevators, stairs, lobby, exit and entrances vestibules, sidewalks, parking lot area except for the designated exterior smoking area. All cigarette ashes and butts are to be deposited in the containers provided for same, and not disposed of on sidewalks, parking lot areas, or toilets within the Building rest rooms.

14.	Tenants are not to install any additional locks or bolts of any kind upon any door or window of the Building without Landlord’s prior written consent. Each tenant must, upon the termination of tenancy, return to the Landlord all keys for the Premises, either furnished to or otherwise procured by such tenant, and all security access cards to the Building.

15.	All doors to hallways and corridors shall be kept closed during business hours except as they may be used for ingress or egress.

16.	Tenant shall not use the name of the Building or Landlord in any way in connection with its business except as the address thereof. Landlord shall also have the right to prohibit any advertising by tenant, which, in its sole opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, tenant shall refrain from or discontinue such advertising.

17.	Tenants must be responsible for all Security Access cards issued to them, and to secure the return of same from any employee terminating employment with them. Lost cards shall cost $35.00 per card to replace. No person/company other than Building tenants and/or their employees may have Security Access cards unless Landlord grants prior written approval.

Exhibit C – Page 2

18.	All deliveries by vendors, couriers, clients, employees or visitors to the Building which involve the use of a hand cart, hand truck, or other heavy equipment or device must be made via the Freight Elevator. Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries made by or for tenant to the Building. Tenant shall procure and deliver a certificate of insurance from tenant’s movers which certificate shall name Landlord as an additional insured.

19.	Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude from the Building all freight or other material which violates any of these rules and regulations.

20.	Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any service on or to the premises for tenant, to Landlord for Landlord’s approval and supervision before performance of any contractual service or access to Building. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building. Landlord reserves right to require that all agents of contractors/vendors sign in and out of the Building.

21.	Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to Landlord’s management or security personnel.

22.	Landlord may require, at its sole option, all persons entering the Building after 6:00 P.M. or before 7:00 A.M., Monday through Friday and at any time on Holidays, Saturdays and Sundays, to register at the time they enter and at the time they leave the Building.

23.	No space within the Building, or in the common areas such as the parking lot, may be used at any time for the purpose of lodging, sleeping, or for any immoral or illegal purposes.

24.	No employees or invitees of tenant shall use the hallways, stairs, lobby, or other common areas of the Building as lounging areas during “breaks” or during lunch periods.

25.	No canvassing, soliciting or peddling is permitted in the Building or its common areas by tenants, their employees, or other persons.

26.	No mats, trash, or other objects shall be placed in the public corridors, hallways, stairs, or other common areas of the Building.

27.	Tenant must place all recyclable items of cans, bottles, plastic and office recyclable paper in appropriate containers provided by Landlord in each tenant’s space. Removal of these recyclable items will be by Landlord’s janitorial personnel.

Exhibit C – Page 3

28.	Landlord does not maintain suite finishes which are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc. However, should the need arise for repair of items not maintained by Landlord, Landlord at its sole option, may arrange for the work to be done at tenant’s expense.

29.	No drapes, pictures, signage, advertising, decals, banners, etc. are permitted to be placed in or on windows in such a manner as they are visible from the exterior, without Landlord’s prior written consent.

30.	Tenant or tenant’s employees are prohibited at any time from eating or drinking in hallways, elevators, rest rooms, lobby or lobby vestibules.

31.	Tenant shall be responsible to Landlord for any acts of vandalism performed in the Building by its employees, agents, invitees or visitors.

32.	No tenant shall permit the visit to its Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, hallways, elevators, lobby or other public portions or facilities of the Building and exterior common areas by other tenants.

33.	Landlord’s employees shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord. Requests for such requirements must be submitted in writing to Landlord.

34.	Tenant agrees that neither tenant nor its agents, employees, licensees or invitees will interfere in any manner with the installation and/or maintenance of the heating, air conditioning and ventilation facilities and equipment.

35.	Landlord will not be responsible for lost or stolen personal property, equipment, money or jewelry from tenant’s area or common areas of the Project regardless of whether such loss occurs when area is locked against entry or not.

36.	Landlord will not permit entrance to tenant’s Premises by use of pass key controlled by Landlord, to any person at any time without written permission of tenant, except employees, contractors or service personnel supervised or employed by Landlord.

37.	Tenant and its agents, employees and invitees shall observe and comply with the driving and parking signs and markers on the Building grounds and surrounding areas.

38.	Tenant and its employees, invitees, agents, etc. shall not enter other separate tenants’ hallways, restrooms or premises unless they have received prior approval from Landlord’s management.

39.	Tenant shall not use or permit the use of any portion of the Premises for outdoor storage.

* * * * * * * * * * *

Exhibit C – Page 4

EXHIBIT “D”

LEASEHOLD IMPROVEMENTS

ARTICLE 1

DEFINITIONS

The terms defined in Article 1 of this Exhibit D, for all purposes of this Exhibit D, shall have the meanings herein specified, and in addition to the terms defined herein, the definitions otherwise set forth in this Lease shall also apply to this Exhibit D.

1.01. “Base Condition” shall mean the condition of the Premises at the time of execution of this Lease as more fully described on Exhibit “D-1” to this Lease.

1.02. “Building Standard” means the quality of materials, finishes, and workmanship from time to time specified by Landlord for the Building.

1.03 “Construction Documents” shall mean all final construction drawings, including mechanical, electrical and plumbing plans and specifications required for Landlord’s Contractor to perform Landlord’s Work.

1.04. “Non-Building Standard” means all materials, finishes, and workmanship used in connection with the construction and installation of the Leasehold Improvements which deviate from Building Standard in terms of quality.

1.05. “Landlord’s Work” means the work which is supplied, installed, and finished by Landlord’s Contractor, at Landlord’s cost (subject to the amount of Tenant’s Allowance [as hereinafter defined] and Tenant’s payment of any Excess Costs [as hereinafter defined]), to complete any Leasehold Improvements to the Premises.

1.06. “Leasehold Improvements” shall mean the leasehold improvements to be completed in the Premises.

1.07. “Landlord Delays” shall mean delays in performance solely attributable to Landlord’s failure to timely approve plans or other matters requiring Landlord’s approval or to perform its payment or other obligations within the time periods set forth herein.

1.08. “Landlord’s Contractor” means Marcon Construction.

1.09. “Landlord’s Manager” shall be the manager of the Building, whose responsibilities include serving as construction manager for Landlord in connection with the construction of the Leasehold Improvements.

1.10. “Tenant Delays” means all delays caused or permitted by Tenant, its contractors, agents, employees and/or invitees which would result in a delay in Substantial Completion as determined by Landlord in its sole discretion, reasonably exercised, including, without limitation, (i) Tenant’s failure to timely review, submit and/or approve plans, drawings, building

Exhibit D – Page 1

materials or finishes (ii) Tenant’s selection of materials and finishes, requiring long lead times to obtain, fabricate or install, regardless of whether or not same constitute Building Standard, (iii) Tenant’s failure or delay in paying the Excess Costs (as defined below) or the first month’s Rent, or in posting the required letter of credit as the security deposit, (iv) Tenant’s failure to perform any covenant or condition of this Lease (v) changes by Tenant to the scope of Landlord’s Work or Leasehold Improvements during the construction process or (vi) any other matter, whether similar or dissimilar to the foregoing within Tenant’s control which delays Substantial Completion. Tenant acknowledges that Landlord’s obligations under this Exhibit D are dependent and conditioned on Tenant’s compliance with all of the covenants and conditions binding on Tenant under the Lease; by way of example, and not limitation, if Tenant fails to post the required letter of credit, Landlord may immediately cease Landlord’s Work (or not commence same), and any delay in Substantial Completion resulting therefrom shall be deemed to be a Tenant Delay.

1.11. “Tenant Expenditure Authorization” means an authorization by Tenant, prior to the commencement of any Landlord’s Work for Landlord’s Manager to contract to expend funds on behalf of Tenant.

1.12 Tenant’s Space Planner shall mean Noack-Little Architects

1.13 “Substantial Completion” or “Substantially Completed” means the following conditions have been met: (a) the Leasehold Improvements have been substantially completed such that no “punch-list” items remain the completion of which would interfere with Tenant’s use or occupancy of the Premises as reasonably determined by Landlord’s architect or Landlord’s Contractor; and (b) either a certificate or certificates of occupancy (temporary or final) has or have been issued for the Premises by the appropriate governmental authority.

ARTICLE 2

COMPLETION OF PREMISES

2.01. Attached as Exhibit “A” to the Lease is the space plan and specifications prepared by Tenant’s Space Planner and dated 1/23/08 (the “Space Plan”) for the completion of the Leasehold Improvements in the Premises, which Space Plan has been approved by Landlord and Tenant. Tenant shall cause Tenant’s Space Planner to have a preliminary set of Construction Documents prepared based on the Space Plan, and deliver same to Landlord’s Manager as soon as possible after the execution and delivery of this Lease, but no later than February 19, 2008. Landlord agrees to promptly review or cause Landlord’s Manager to review such preliminary set of Construction Documents and provide Tenant with its comments identifying the required revisions to same by February 22, 2008. Tenant shall resubmit the Construction Documents to Landlord’s Manager after making the required revisions thereto within three days after receipt of comments from Landlord or Landlord’s Manager. Landlord shall cause Landlord’s Manager will prepare a Tenant Expenditure Authorization and submit same to Tenant within two (2) days after receipt of the revised Construction Documents. Landlord will require Tenant’s approval of the Tenant Expenditure Authorization prior to commencing Landlord’s Work, which approval shall be given or denied by Tenant on or before February 29, 2008. If Tenant fails to expressly disapprove the Tenant Expenditure Authorization by such date, then Landlord’s Manager shall

Exhibit D – Page 2

be authorized to proceed thereon. If Tenant disapproves a Tenant Expenditure Authorization, it shall specify in reasonable detail the reasons for such disapproval; however, such disapproval shall constitute a Tenant Delay. Provided that Tenant has approved the Tenant Expenditure Authorization by February 29, 2008, Landlord agrees to commence Landlord’s Work by March 2, 2008. Except as otherwise provided in this Exhibit D, all costs for the preparation, approval and implementation of the Space Plan and the Construction Drawings, including professional fees and the cost of Tenant’s Space Planner, and the cost of Landlord’s Work shall be paid by Landlord, subject, however, to the amount of Tenant’s Allowance and Tenant’s payment of any Excess Costs.

2.02. Unless otherwise agreed to in writing by Landlord and Tenant, all Landlord’s Work involved in the construction and installation of the Leasehold Improvements shall be carried out by Landlord’s Contractor under the sole direction of Landlord’s Manager, who shall serve as construction manager on behalf of Landlord. Tenant shall cooperate with Landlord, Tenant’s Space Planner, Landlord’s Contractor and Landlord’s Manager to promote the efficient and expeditious completion of Landlord’s Work. Landlord shall pay Landlord’s Contractor directly for any and all costs incurred in connection with Landlord’s Work. To the extent that the cost of Landlord’s Work exceeds Tenant’s Allowance, Tenant agrees to pay, promptly upon being billed therefor, the amount by which the cost (labor and materials) of all Landlord’s Work exceeds Tenant’s Allowance (the “Excess Costs”). Tenant shall pay 50% of the Excess Costs to Landlord’s Manager in trust prior to commencement of Landlord’s Work, which payments shall be applied by Landlord’s Manager to the payment of the Excess Costs at such time as Tenant has paid 50% of the Excess Costs from its own funds in accordance with the monthly statements to be delivered by Landlord’s Manager to Tenant pursuant to this Section 2.02. Landlord’s Contractor shall not commence Landlord’s Work without payment in trust to Landlord’s Manager of 50% of the Excess Costs. Landlord’s Manager shall submit monthly statements of Excess Costs incurred to Tenant, which statements shall reflect Tenant’s prorata portion of such statement, and shall be supplemented with any supporting information reasonably requested by Tenant. Tenant shall promptly pay Tenant’s prorata portion of such statement, with the final payment to be due on or before Substantial Completion of the Leasehold Improvements. Tenant agrees that in the event of default of any payment required by Tenant pursuant to this Exhibit D, Landlord (in addition to all other remedies) shall have the same rights as in the Event of Default of payment of Rent under this Lease.

2.03. Any changes in the Leasehold Improvements requested by Tenant from the work as reflected in the Space Plan shall require Landlord’s written approval, and, in the event of any such approved change in the Space Plan, Landlord shall, upon completion of Landlord’s Work, furnish Tenant with an accurate “as-built” plan of Landlord’s Work as constructed, which plan shall be incorporated into this Exhibit D by this reference for all intents and purposes when said plan is fully completed.

2.04. All design, construction and installation shall conform to the requirements of applicable building, plumbing and electrical codes, requirements of governmental laws, including the ADA, and the requirements of any authority having jurisdiction over, or with respect to, such work.

Exhibit D – Page 3

2.05. Tenant acknowledges that the Premises, and the existing leasehold improvements, are delivered to Tenant, and accepted by Tenant, in Base Condition, except for the construction of the Leasehold Improvements to the Premises in accordance with the approved Construction Documents.

2.06. In an effort to minimize Tenant Delays, Landlord agrees to notify Tenant of any existing or potential Tenant Delay within two (2) days after Landlord first becomes aware of same; provided, however, that Landlord shall not be required to give Tenant notice of specific dates for compliance set forth in this Lease.

ARTICLE 3

TENANT’S ALLOWANCE

3.01. Landlord hereby grants Tenant an allowance up to Two Million Six Hundred Seventeen Thousand Four Hundred Eighty ($2,617,480.00) (calculated at Forty Dollars ($40.00) per square foot of Rentable Area of the Premises) (“Tenant’s Allowance”) to be used only towards the costs of Tenant’s Space Planner, the Space Plan and Landlord’s Work for the Premises; provided, however that up to Five Dollars ($5.00) per square foot of Rentable Area of the Premises from Tenant’s Allowance may be used to pay for Tenant’s actual moving expenses and reasonable cabling expenses. Tenant’s Allowance shall only be available to Tenant to pay for the costs set forth above in this Section 3.01 of this Exhibit D during the period commencing with the date of the execution of this Lease by Landlord and Tenant and terminating sixty (60) days after Substantial Completion of the Leasehold Improvements.

ARTICLE 4

EARLY ACCESS

4.01. When Landlord’s Work has progressed to a point where Tenant’s presence at the Premises will not interfere with the completion of Landlord’s Work or result in a Tenant Delay, Landlord will permit Tenant to have access to the Premises for the installation of data and telephone cabling as well as the relocation of furniture, equipment and other personal property, provided that Tenant’s contractors, agents and employees do not interfere with Landlord’s Work and Tenant assumes full risk for any damage to its personal property on or about the Premises prior to Substantial Completion. Tenant shall fully indemnify Landlord from all claims arising out of or related to Tenant’s early access and shall provide Landlord with evidence of its insurance coverages as required by Section 15 of the Lease before such access is permitted.

Exhibit D – Page 4

EXHIBIT “D-l”

BASE BUILDING CONDITION

“Base Building Condition” shall mean the condition of the Premises with the following improvements completed:

1.	Premises dried in and weather tight.
2.	Core walls on each floor on which the Premises are located completed ready to receive finishes.
3.	Broom clean unfinished concrete floors throughout the Premises, completed to a tolerance of 1/4 inch per 10 feet.
4.	Building Standard ceiling grid system and 2 foot by 4 foot ceiling tile stacked on the floor.
5.	110 Volt 20 Amp power supplied to the Building core, at panels in the electrical closet.
6.	Exterior main heating, ventilating, and air conditioning ducts completed to the mixing boxes.
7.	Sprinkler risers and main loop on each floor with sprinkler heads turned up at ratio of 1 per 225 usable square feet.
8.	Building Standard smoke detectors in accordance with applicable shell building codes.
9.	Building Standard lights, stacked on the floor, at a ratio of I per 100 usable square feet.
10.	Shell building, exit lights and fire alarms installed.
11.	Building Standard window treatment provided.
12.	Access to core to domestic cold water, waste and vent systems.
13.	Building Standard telephone closets and telephone boards installed one (1) per each floor and finished in sheetrock.
14.	Sound insulation at core.
15.	Landlord agrees to make available to Tenant six inches clearance above a 9’-0” ceiling (this includes areas under the existing main duct trunk lines, return air boots, VAV boxes, and sprinkler mains), at its sole cost and expense and not as part of the Tenant’s Allowance, provided that the parties agree to work reasonably to design around any clearance conflicts.

Exhibit D-1 – Page 1

EXHIBIT “E”

FORM OF LETTER OF CREDIT

[FORM OF LETTER OF CREDIT MAY BE REVISED PENDING RECEIPT OF DRAFT LC FROM TENANT’S BANK]

ISSUING BANK:

ISSUE DATE:	EXPIRY DATE:

LETTER OF CREDIT NUMBER:

AMOUNT: $

BENEFICIARY:	APPLICANT:
Brandywine Acquisition Partners, LP
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
Attn: General Counsel

RE:

ACCOUNT #

We hereby issue this irrevocable standby letter of credit in Beneficiary’s favor which is available by payment against drafts drawn at                                  bearing the clause: “drawn under irrevocable standby letter of credit no.                     ”.

1. Issuer shall pay the amount of this letter of credit upon presentation of the following: (i) the original of this letter of credit, or a copy thereof in the event that the amount drawn upon is less than the full amount of this letter of credit or the remaining undrawn amount of this letter of credit; (ii) sight draft executed by an officer or authorized representative of the Beneficiary (or its designated transferee of this letter of credit), in the amount being drawn upon under the letter of credit; and (iii) a statement, certified as true, by an officer or duly authorized representative of the Beneficiary (or its designated transferee of this letter of credit), which states that: (A) the tenant has failed to comply with or perform under the terms and conditions of that certain lease between Beneficiary, as landlord and SolarWinds.net, Inc., as tenant dated                     , 2008, as such lease may be amended from time to time and that the amount requested to be drawn is that which is reasonably necessary to cure the default of Applicant under such lease; (B) a petition has been filed by or against tenant commencing a case under Title 11 of the United States Code, or a case has been commenced by or against tenant under other state or federal bankruptcy laws; or (C) the beneficiary, or its successors and assigns, has failed to receive an amendment to this letter of credit extending the expiration date of this letter of credit for a period of not less than one (1) year, in form and substance acceptable to beneficiary, or its successors and assigns, at least sixty (60) days prior to the expiration date of this letter of credit.”

Exhibit E – Page 1

SPECIAL CONDITIONS:—This Letter of Credit shall automatically renew on an annual basis absent 60 days prior written notice to the contrary to Beneficiary.

PRESENT DOCUMENTS TO:

ATTN:

UNLESS OTHERWISE SPECIFICALLY STATED, THIS CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS 1993 REVISION. THE INTERNAL CHAMBER OF COMMERCE PUBLICATION NO. 500.

AUTHORIZED SIGNATURE

Exhibit E – Page 2

EXHIBIT “F”

RIGHT OF FIRST REFUSAL

A. 1. During the initial Term, Tenant shall have a continuing right of first refusal (the “Building Two Right of First Refusal”) with respect to the remaining space on the first (1st) and second (2nd) floors of the Building not leased by Tenant (the “Building Two Refusal Space”), on the terms and conditions set forth in this of Exhibit “F”.

2. If Landlord has a prospective tenant or receives a bona fide offer from a prospective tenant to lease any Building Two Refusal Space, Landlord shall deliver a written notice to Tenant (the “Building Two Offer Notice”), which Building Two Offer Notice shall specify the subject Building Two Refusal Space and shall contain all of the material terms and conditions upon which Landlord intends to lease such Building Two Refusal Space (including the rental rate and finish-out allowance). Tenant shall have ten (10) days after receipt of the Building Two Offer Notice to notify Landlord in writing of Tenant’s election whether to lease such Building Two Refusal Space pursuant to all of the terms and conditions contained in the Building Two Offer Notice; provided, however, that if the Building Two Offer Notice is delivered to Tenant at any time prior to the last three (3) years of the initial Term, the term of the Lease for the applicable Building Two Refusal Space shall be co-terminous with the remaining initial Term and, if the proposed term for the lease of the Building Two Refusal Space exceeds three (3) years, then any concessions offered to such third party shall be proportionally reduced to apply to Tenant’s lease of the applicable Building Two Refusal Space. To the extent that the Offer Notice is otherwise silent with respect to lease terms, the lease of the Building Two Refusal space shall be on terms consistent with the terms of this Lease. If Tenant elects not to lease such Building Two Refusal Space or fails to timely elect to lease such Building Two Refusal Space, Landlord shall be free to lease such Building Two Refusal Space for a period of two hundred seventy (270) days following such ten (10) day period to any prospective tenant upon substantially the terms and conditions contained in the Building Two Offer Notice. If Landlord thereafter fails to so lease such Building Two Refusal Space within such two hundred seventy (270) day period or offers the Building Two Refusal space to the third party on terms that are not substantially the terms and conditions contained in the Building Two Offer Notice, then Tenant shall again have a right of first refusal with respect to such Building Two Refusal Space pursuant to this Exhibit “F”. Tenant agrees that if it exercises its right of first refusal described in this Exhibit “F” with respect to any Building Two Refusal Space, such exercise shall be irrevocable, and Tenant shall lease such Building Two Refusal Space as provided herein.

B. 1. During the initial Term, Tenant shall have a continuing right of first refusal (the “Building One Right of First Refusal”) with respect to Rentable Area in Building One of the Project that is “available for rent” (the “Building One Refusal Space”), on the terms and conditions set forth in this Exhibit “F”. For purposes of this Section B of Exhibit “F”, the above described space shall be considered “available for rent” if such space has previously been leased by Landlord, and such space becomes vacant and either (a) such space is not subject to any expansion option, right of first opportunity or right of first refusal granted to any tenant which has leased space in Building One that was not previously leased and occupied by any tenant, or (b) the tenant leasing space or having any expansion option, right of first opportunity, right of first refusal or extension option with respect thereto elects not to exercise any such option.

Exhibit F – Page 1

2. If Landlord has a prospective tenant or receives a bona fide offer from a prospective tenant to lease any Building One Refusal Space, Landlord shall deliver a written notice to Tenant (the “Building One Offer Notice”), which Building One Offer Notice shall specify the subject Building One Refusal Space and shall contain all of the material terms and conditions upon which Landlord intends to lease such Building One Refusal Space (including the rental rate and finish-out allowance). Tenant shall have ten (10) days after receipt of the Building One Offer Notice to notify Landlord in writing of Tenant’s election whether to lease such Building One Refusal Space pursuant to all of the terms and conditions contained in the Building One Offer Notice; provided, however, that if the Building One Offer Notice is delivered to Tenant at any time prior to the last three (3) years of the initial Term, the term of the Lease for the applicable Building One Refusal Space shall be co-terminous with the remaining initial Term and, if the proposed term for the lease of the Building One Refusal Space exceeds three (3) years, then any concessions offered to such third party shall be proportionally reduced to apply to Tenant’s lease of the applicable Building One Refusal Space. To the extent that the Offer Notice is otherwise silent with respect to lease terms, the lease of the Building One Refusal Space shall be on terms consistent with the terms of this Lease. If Tenant elects not to lease such Building One Refusal Space or fails to timely elect to lease such Building One Refusal Space, Landlord shall be free to lease such Building One Refusal Space for a period of two hundred seventy (270) days following such ten (10) day period to any prospective tenant upon substantially the terms and conditions contained in the Building One Offer Notice. If Landlord thereafter fails to so lease such Building One Refusal Space within such two hundred seventy (270) day period or offers the Building One Refusal space to the third party on terms that are not substantially the terms and conditions contained in the Building One Offer Notice, then Tenant shall again have a right of first refusal with respect to such Building One Refusal Space pursuant to this Exhibit “F”. Tenant agrees that if it exercises its right of first refusal described in this Exhibit “F” with respect to any Building One Refusal Space, such exercise shall be irrevocable, and Tenant shall lease such Building One Refusal Space as provided herein.

3. Tenant shall not have the right to exercise the Building One Right of First Refusal if Landlord is not the fee owner of Building One at the time such owner of Building One has a prospective tenant or receives a bona fide offer from a prospective tenant to lease any Building One Refusal Space.

4. Tenant shall not have the right to exercise the Building One Right of First Refusal unless at the time Landlord delivers the Building One Offer Notice (i) Tenant’s Total Net Worth (as defined in the Lease) is greater than $75,000,000 and (ii) Tenant’s Liquid Net Worth (as defined in the Lease) is greater than $25,000,000

5. Tenant shall not have the right to exercise the Building One Right of First Refusal until Tenant is leasing substantially all of the available Rentable Area of the Building (but excluding Rentable Area in the Building leased to third parties) on all of the same terms and conditions of Section A of this Exhibit “F”.

Exhibit F – Page 2

C. 1. Tenant shall not have the right to exercise the Building Two Right of First Refusal or the Building One Right of First Refusal pursuant to this Exhibit “F” at any time an Event of Default has occurred and is outstanding under this Lease.

2. Any cancellation, termination or surrender of this Lease shall terminate all rights of Tenant under this Exhibit “F”.

3. Time shall be of the essence with respect to the exercise of Tenant’s rights under this Exhibit” F”.

Exhibit F – Page 3

EXHIBIT “G”

SIGNAGE

Exhibit G – Page 1